Exhibit 10.2

PURCHASE AND SALE AGREEMENT

by and between

BENTLEY-SIMONSON, INC.,

a Nevada corporation

AS SELLER

AND

PLAINS EXPLORATION & PRODUCTION COMPANY

a Delaware corporation

AS BUYER

DATED

March 11, 2005

TABLE OF CONTENTS

ARTICLE 1. - SELECTED DEFINITIONS		1

ARTICLE 2. - PURCHASE AND SALE		2

2.1.	The Properties	2
2.2.	Excluded Assets	4

ARTICLE 3. - PURCHASE PRICE AND PAYMENT		5

3.1.	Purchase Price	5
3.2.	Performance Deposit	5
3.3.	Final Settlement/Purchase Price Adjustments	6

ARTICLE 4. - REPRESENTATIONS OF SELLER		8

4.1.	Existence	8
4.2.	Authorization and Enforceability	8
4.3.	Power	8
4.4.	Brokers	9
4.5.	Foreign Person	9
4.6.	Conflicts	9
4.7.	Bankruptcy	9
4.8.	Litigation and Claims	9
4.9.	Approvals and Preferential Rights	9
4.10.	Seller’s Title	9
4.11.	Compliance with Law and Permits	9
4.12.	Environmental Compliance	10
4.13.	Knowledge	11
4.14.	Restating Reps and Warranties	11

ARTICLE 5. - REPRESENTATIONS OF BUYER		12

5.1.	Existence	12
5.2.	Authorization and Enforceability	12
5.3.	Power	12
5.4.	Brokers	12
5.5.	Conflicts	12
5.6.	Bankruptcy	13
5.7.	Experienced And Knowledgeable Buyer	13
5.8.	Litigation and Claims	13
5.9.	Restated Reps and Warranties	13

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS		13

6.1.	Title Files	13
6.2.	Other Files	14
6.3.	Buyer’s Confidentiality Obligations	14
6.4.	Inspections	14

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ARTICLE 7. - DISCLAIMER OF WARRANTIES		14

7.1.	Information Provided	14
7.2.	Regulatory Status	15
7.3.	No Warranties	15
7.4.	Buyer Inspection	16
7.5.	Prior Operations	17

ARTICLE 8. - TITLE MATTERS		17

8.1.	Selected Definitions Regarding Title Matters	17
8.2.	Notice of Title Defect	20
8.3.	Remedies for Title Defects	20

ARTICLE 9. - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS		21

9.1.	Actions and Consents	21

ARTICLE 10. - ENVIRONMENTAL MATTERS AND OTHER ADJUSTMENTS		22

10.1.	Phase I Environmental Assessment	22
10.2.	Phase II Environmental Assessment	22
10.3.	Environmental Defect Notice	23
10.4.	Seller’s Right To Terminate	24
10.5.	Limitations	24
10.6.	Environmental Laws	24

ARTICLE 11. - GENERAL COVENANTS OF SELLER		25

11.1.	Access to Records and Employees	25
11.2.	Covenants of Seller Pending Closing	25
11.3.	Limitations on Seller’s Covenants Pending Closing	26

ARTICLE 12. - COVENANTS OF BUYER		27

12.1.	Return of Data	27
12.2.	Indemnity Regarding Access	27

ARTICLE 13. - CLOSING CONDITIONS		27

13.1.	Seller’s Closing Conditions	27
13.2.	Buyer’s Closing Conditions	28

ARTICLE 14. - CLOSING		28

14.1.	Closing	28
14.2.	Seller’s Closing Obligations	29
14.3.	Buyer’s Closing Obligations	29
14.4.	Joint Closing Obligations	30

ARTICLE 15. - ADDITIONAL CLOSING OBLIGATIONS		30

15.1.	Suspended Funds	30
15.2.	Receipts and Credits	30
15.3.	Signs	30
15.4.	Records	31
15.5.	Letters-in-Lieu	31
15.6.	Bond	31
15.7.	Certain Post Closing Actions	32

ARTICLE 16. - CASUALTY LOSS AND CONDEMNATION		32

ARTICLE 17. - DEFAULT AND REMEDIES		32

17.1.	Seller’s Remedies	32
17.2.	Buyer’s Remedies	33
17.3.	Effect of Termination	33

ARTICLE 18. - ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION; RELEASE; LIABILITY LIMITATIONS		34

18.1.	Selected Definitions Regarding Indemnification and Release	34
18.2.	Assumptions of Contracts	34
18.3.	Imbalances	34
18.4.	Seller’s Indemnity	35
18.5.	Buyer’s General Indemnity	36
18.6.	Buyer’s Environmental Indemnity; Environmental Release	36
18.7.	Application of Indemnity Obligations	38
18.8.	Buyer’s Plugging Liability	38
18.9.	Indemnification Procedures	39
18.10.	Assignment of Indemnity	39
18.11.	General Release of Seller	39
18.12.	Liability Limitations	40

ARTICLE 19. - ARBITRATION		41

19.1.	Selection of Arbitrators	41
19.2.	Determination	42
19.3.	Decision Binding	42

ARTICLE 20. - MISCELLANEOUS		43

20.1.	Amendment	43
20.2.	Interpretation; Construction	43
20.3.	Entire Agreement	43
20.4.	Survival	43
20.5.	Severability	43
20.6.	Public Announcements	44
20.7.	Filing and Recording of Assignments	44
20.8.	Further Assurances and Records	44
20.9.	Notices	44
20.10.	No Guarantee of Operations	46
20.11.	Incidental Expenses	46
20.12.	Antitrust Laws	46
20.13.	Waiver	46
20.14.	Binding Effect; Assignment	46
20.15.	Taxes	47
20.16.	Audits	47
20.17.	Governing Law	47

20.18.	Time is of Essence	48
20.19.	Exhibits and Schedules	48
20.20.	Counterparts; Fax Signatures	48
20.21.	Limited Liability	48
20.22.	Consents and Approvals	48
20.23.	Cumulative Remedies	49
20.24.	Mutual Cooperation	49
20.25.	Back-Up Offers	49
20.26.	Attorneys’ Fees, Costs and Expenses	49

EXHIBITS

List of Leases and Servitudes Being Conveyed	Exhibit “A”

List of Wells and Interests Being Conveyed	Exhibit “A-1”

Assignment, Bill of Sale and Conveyance and Corporation Grant Deed	Exhibit “B”

Certificate of Non-Foreign Status	Exhibit “C”

Confidentiality and Non-Interference Agreement	Exhibit “D”

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SCHEDULES

Contracts	Schedule 2.1(c)

Gas Access Agreements	Schedule 2.1(d)

Excluded Assets	Schedule 2.2

Allocated Values	Schedule 3.1

Litigation	Schedule 4.8

Preferential Rights	Schedule 4.9

Liens	Schedule 4.10

Environmental Compliance	Schedule 4.12

Proposals	Schedule 4.14

Drilling	Schedule 4.14(a)

P&A Information	Schedule 4.14(b)

Allocated Values Agreed After Signing	Schedule 8.1(a)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of March 11, 2005, is by and between BENTLEY-SIMONSON, INC., a Nevada corporation, (“Seller”) and PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (“Buyer”).

In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder (either Seller or Buyer, as the case may be, are hereinafter referred to as “Party” and collectively as “Parties”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1. - SELECTED DEFINITIONS

1.1 “Agreement” shall mean this Purchase and Sale Agreement between Seller and Buyer.

1.2 “Property” or “Properties” shall be as defined in Article 2.1.

1.3 “Casualty Loss” shall mean any (a) destruction by fire or any other casualty of all or any portion of the Properties, (b) taking in condemnation or under the right of eminent domain of all or any portion of the Properties (or the pending or threatening of any proceedings for such purposes), in each case between the date of this Agreement and Closing.

1.4 “Casualty Loss Amount” shall mean, with respect to each Casualty Loss, the aggregate diminution in value of the Properties arising out of such Casualty Loss less all sums paid to Seller and its affiliates by third parties by reason of such Casualty Loss.

1.5 “Closing Date” shall be as defined in Article 14.1.

1.6 “Contracts” shall mean all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, operating rights, production sales and purchase contracts, asset purchase contracts with related indemnity provisions, saltwater disposal agreements, gas gathering or transportation agreements, surface leases, equipment leases, division and transfer orders, and other contracts or agreements, in each case to which Buyer is party and covering or affecting any or all of the Properties.

1.7 “date of this Agreement” shall mean the date first written above.

1.8 “Effective Time” shall mean the time described in Article 2.1.

1.9 “Excluded Assets” shall be as defined in Article 2.2.

1.10 “Hydrocarbons” shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, drip liquids and other liquid or gaseous hydrocarbons (whether processed or not), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Properties.

1.11 “Inventory Hydrocarbons” shall mean all merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage tanks at the Effective Time and also all crude oil and kobe oil produced from or attributable to the Leases that is in flow lines, shipping lines or tanks at the Effective Time.

1.12 “Leases” shall mean the oil, gas and mineral leases described on Exhibit “A” attached hereto and the leasehold estates created thereby and mineral interests in the lands described on Exhibit “A” attached hereto.

1.13 “Minimal Defect” shall mean any Title Defect (or group of related Title Defects) or Environmental Defect (or group of related Environmental Defects) or Casualty Loss Amount (or group of related Casualty Loss Amounts) with a value (determined in accordance with this Agreement) of less than $100,000.

1.14 “Oil and Gas Properties” shall mean all leasehold interests, fee mineral interests, operating rights or surface ownership rights in the Leases.

1.15 “Performance Deposit” shall be as defined in Article 3.2.

1.16 “Purchase Price” shall be as defined in Article 3.1.

1.17 “Well” or “Wells” shall mean all wellbores and borings, both abandoned and unabandoned, located on the Oil and Gas Properties, whether producing, operating or shut-in, and whether known or unknown to Seller, including oil wells, gas wells, injection wells, disposal wells and water wells.

ARTICLE 2. - PURCHASE AND SALE

2.1. The Properties.

Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, but effective as of 7:00 a.m. Pacific Time, March 1, 2005 (or at such earlier time mutually agreed to by the Parties) (the “Effective Time”), all of Seller’s right, title, and interest in and to the following:

(a) The Leases and the lands covered thereby (collectively, the “Land”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any Wells within the pool or unit associated with the Land;

(b) Each Well located on the Land;

(c) To the extent transferable by Seller without material restriction under applicable law or third-party agreements (and without Seller paying any funds or other consideration), all Contracts listed on Schedule 2.1(c);

(d) All gas access agreements as listed on Schedule 2.1(d);

(e) All Hydrocarbons produced on or after the Effective Time attributable to Seller’s interest in the Properties, together with all proceeds from or of such Hydrocarbons;

(f) All of the following described real and personal property:

(i) The rights, interests and estates created under those certain servitudes, easements, rights-of-way, privileges, franchises, prescriptions, licenses, leases, permits or other rights described in Exhibit “A”, attached hereto and made a part hereof, together with any amendments, renewals, extensions, supplements, modifications or other agreements related thereto, and further together with any other servitudes, easements, rights-of-way, privileges, prescriptions, franchises, licenses, permits or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise) used, held for use in connection with, or in any way related to the Gathering Systems (as herein defined), or pipelines transporting gas or natural gas liquids to, from or between Gathering Systems (the rights, interests and estates described in this Article 2.1(f)(i) are herein collectively called the “Servitudes”);

(ii) All pipes, valves, gauges, meters, metering stations, and other measuring equipment, regulators, extractors, tubing, pipelines, pipe connectors, valves, fuel lines, flow lines, gathering lines, tanks, storage facilities, compressors, dehydration units, dehydrators, drips, absorbers, separators, buildings, improvements, fittings, materials, power lines, telephone and telegraph lines, and other improvements, facilities, fixtures or personal property (whether now owned or hereafter acquired by operation of law or otherwise) located on or under the Servitudes, or in or otherwise related to the Lands (the properties, rights and interests described in this Article 2.1(f)(ii) are herein collectively called the “Gathering Systems”);

(iii) All improvements, fixtures, and other real or personal property located on or under, or which in any way relate to, the Servitudes or the Gathering Systems, whether now owned or hereafter acquired by operation of law or otherwise;

(g) The Records as defined in Article 15.4 hereof;

(h) (i) All trade credits, accounts receivable, notes receivable and other receivables attributable to the Property with respect to any period of time on or after the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Property with respect to any period of time on or after the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Property on or after the Effective Time;

(i) Except to the extent the same were used to calculate any Casualty Loss Amount that caused a reduction in the Purchase Price, all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Properties, occurring on or after the Effective Time;

(j) Except to the extent the same were used to calculate any Casualty Loss Amount that caused a reduction in the Purchase Price, all rights, titles, claims and interests of Seller relating to the Properties on or after the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(k) Claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period on or after the Effective Time;

(l) All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Properties, respecting any period on or after the Effective Time; and

(m) All Inventory Hydrocarbons.

All of the above real and personal properties, rights, titles and interests described in subparagraphs (a) through (m) above, as further described in Exhibit “A” attached hereto, but excluding the Excluded Assets, are hereinafter collectively called the “Properties” or, individually, a “Property”.

2.2. Excluded Assets.

Seller specifically excludes from this transaction all reservations and exceptions listed as such in Exhibit “A” and the following (all such reservations and exceptions listed on Exhibit “A”, all items listed on Schedule 2.2 and all of the exclusions listed in subsections 2.2(a) through 2.2(q) below are collectively referred to herein as the “Excluded Assets”):

(a) all vehicles and other transportation equipment, furniture, office supplies and equipment, telephones and radio or other telecommunications systems, tools, store stock, spare parts, and equipment, and any other assets not specifically used in connection with the operation of the Properties;

(b) the pipelines, fixtures, equipment, and interests in land listed on Schedule 2.2;

(c) vehicles, boats, tools, pulling machines, and other equipment and material temporarily located on the Property and not specifically used in connection with the operation of the Properties;

(d) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller’s interest in the Properties with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller’s interest in the Properties with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security of other deposits made) with respect to the Properties prior to the Effective Time;

(e) all corporate, financial, and tax records of Seller not related to the Properties;

(f) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Properties occurring (i) before the Effective Time or (ii) to the extent the same were used to calculate any Casualty Loss Amount that caused a reduction in the Purchase Price, on or after the Effective Time;

(g) all rights, titles, claims and interests of Seller relating to the Properties (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards, in any such case (x) before the Effective Time or (y) to the extent the same were used to calculate any Casualty Loss Amount that caused a reduction in the Purchase Price, on or after the Effective Time,

(h) all Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

(i) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(j) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Properties, respecting any period prior to the Effective Time;

(k) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Time;

(l) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Properties, and all accounts receivable attributable to the Properties, prior to the Effective Time;

(m) all of Seller’s intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks and logos; and

(n) any item listed on Schedule 2.2.

ARTICLE 3. - PURCHASE PRICE AND PAYMENT

3.1. Purchase Price.

Subject to adjustment as set forth below, the “Purchase Price” for the Properties shall be One Hundred Nineteen Million ($119,000,000) in U. S. dollars, allocated among the Properties as provided in Schedule 3.1.

3.2. Performance Deposit.

No later than 5:00 p.m. Central Time on Monday, March 14, Buyer shall deliver to a California branch of Wells Fargo Bank (the “Escrow Agent”) pursuant to an escrow agreement reasonably agreed to by the parties, a “Performance Deposit” equal to $7,500,000. The

Performance Deposit shall be applied to the Purchase Price to be paid at Closing or may be returned to Buyer or delivered to Seller in accordance with the terms of this Agreement. If Buyer has not delivered the Performance Deposit in accordance with the first sentence of this Article 3.2, Seller may immediately terminate this Agreement.

3.3. Final Settlement/Purchase Price Adjustments.

Within one hundred and twenty (120) days after Closing, Seller shall prepare in good faith and in accordance with GAAP and provide to Buyer, for Buyer’s concurrence, an accounting, including all necessary calculations, (the “Final Settlement Statement”) of the actual amounts of Seller’s and Buyer’s Credits for the adjustment set out in this Article 3.3. Within thirty (30) days after receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing all changes with explanations therefor that Buyer proposes be made to such statement, it being agreed that Buyer’s failure to deliver such report to Seller within such time period shall constitute acceptance by Buyer of Seller’s statement. Except for the changes raised by Buyer in its written report, no additional changes to the statement provided by Seller shall be considered by the Parties. If Buyer has timely delivered such written report, the Parties shall then undertake to agree on the items in dispute and the adjusted Purchase Price no later than thirty (30) days after the receipt by Seller of Buyer’s statement of proposed changes. The Parties shall attempt to resolve any disagreements on a commercially reasonable efforts basis. In the event such disagreements cannot be resolved, the matter shall be submitted to arbitration by either Party pursuant to the provisions of Article 19 hereof. Following the determination of the adjusted Purchase Price pursuant to this Article 3.3, Seller or Buyer, as the case may be, shall make payment required within five (5) business days after such final determination, together with interest on such amount from the Closing at the interest rate reported by the Wall Street Journal on the Closing Date as the prime rate. Buyer will prepare any information reasonably requested by Seller in order for Seller to prepare such statement or verify Buyer’s written report.

The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following (“Seller’s Credits”):

(1) the value of (i) all Seller’s share of Inventory Hydrocarbons, such value to be based upon the prevailing market value according to the STUSCO/Buena Vista posting for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Properties; and (ii) all of Seller’s unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the STUSCO/Buena Vista posted price for said products;

(2) the amount of all production expenses and operating expenses incurred by Seller on the Properties plus a sum of $100,000 for each month to cover overhead fees, all from the Effective Time until Closing (prorated for any partial month);

(3) if the Closing occurs after May 1, 2005, the amount of interest accrued on the Purchase Price (less the amount of the Performance Deposit) paid to Seller and after making any and all upward and downward adjustments to the Purchase Price that are to be made pursuant to this Agreement other than the adjustment for accrued interest pursuant to this Article 3.3(a)(3)) from May 1, 2005 until the Closing at the interest rate equal to the Prime Rate (as such rate is published in the Wall Street Journal on the Closing Date) and with such interest compounded daily on the basis of a 365 day year.

(4) an amount equal to the sum of any upward adjustments expressly provided for elsewhere for in this Agreement; and

(5) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(b) The Purchase Price shall be adjusted downward by the following (“Buyer’s Credits”):

(1) the total proceeds (net of royalties and other burdens) of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Properties, and any other amounts received by the Seller with respect to the ownership or operation of the Properties after the Effective Time, but excepting interest income;

(2) the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Properties prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Properties for the immediately preceding tax period just ended;

(3) an amount equal to the sum of any downward adjustments expressly provided for elsewhere in this Agreement; and

(4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(c) Seller shall prepare in good faith and deliver to Buyer, at least five (5) business days prior to Closing, Seller’s estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Article 3.3. The Purchase Price to be paid by Buyer at closing shall be the adjusted Purchase Price as shall be set forth on the aforementioned Seller’s estimate of the adjusted Purchase Price.

ARTICLE 4. - REPRESENTATIONS OF SELLER

4.1. Existence.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business and is in good standing in each State in which the Properties are located and in each other State in which its business requires it to be qualified.

4.2. Authorization and Enforceability.

Seller has all power and authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller will have been duly executed and delivered by Seller. The execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Seller, and the consummation of the transactions contemplated hereby, as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of Seller. As of the Closing Date, Seller shall have obtained all third party consents and authorizations that Seller is required to obtain in order to consummate the transactions contemplated hereby; provided, however, that types of third party consents or authorizations (including consents or authorizations from private parties, governmental authorities or regulatory authorities) that in the oil and gas industry are normally or customarily obtained after the closing for the type of asset purchase transaction set forth in this Agreement may be obtained after the Closing and that Seller will (and, as applicable, will cause its affiliates to) use commercially reasonable efforts and cooperate with Buyer to obtain such consents and authorizations after the Closing. This Agreement does, and all such other documents and instruments shall, constitute legal, valid, and binding obligations of Seller enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

4.3. Power.

To Seller’s knowledge and subject to preferential purchase rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Seller’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any material term or material condition of, or constitute a default or cause the acceleration of any material obligation under any agreement or instrument to which it is a party or by which it is bound or constitute the happening of an event or condition upon which any other party to such contract or agreement may exercise any right or option which will materially and adversely affect Seller’s ability to perform its obligations hereunder; (iii) result in a violation of or conflict with any applicable judgment, decree, order, award, writ, injunction, permit, law, rule or regulation; or (iv) result in the creation or imposition of any lien, burden or other encumbrance of any kind on any of the Properties.

4.4. Brokers.

Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

4.5. Foreign Person.

Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), Section 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulation promulgated thereunder).

4.6. Intentionally omitted.

4.7. Bankruptcy.

There are no bankruptcy, reorganization, or arrangement proceedings pending involving Seller as the debtor, being contemplated by Seller, or, to Seller’s knowledge, threatened against Seller.

4.8. Litigation and Claims.

Except as set forth on Schedule 4.8, to Seller’s knowledge, there is neither any claim, dispute, suit, action, investigation nor other proceeding pending before any court or governmental agency against Seller or any of the Properties which might diminish the value of or impede the operation of the Properties (other than proceedings relating to the oil and gas industry generally and as to which Seller is not a named party), or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.9. Approvals and Preferential Rights.

Except as identified on Schedule 4.9 for the respective Leases or Wells, there are no enforceable preferential rights of purchase or consents to assign in favor of third parties with respect to any of the Properties and no consents to transfers thereof are required.

4.10. Seller’s Title.

Seller has Marketable Title to all of the Properties and Seller warrants Marketable Title to the Properties by, through, and under Seller, but not otherwise. Except as set forth on Schedule 4.10, none of the Property is subject to a lien, burden or other encumbrance of any kind securing indebtedness (including obligations under sale-leaseback transactions).

4.11. Compliance with Law and Permits.

To Seller’s knowledge, the Properties currently are operated, and Seller and the Properties are, in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Properties or the ownership and operation thereof. To Seller’s knowledge, all necessary governmental permits, licenses and other authorizations with regard to the ownership or operation of the Properties have been obtained and maintained in effect.

4.12. Environmental Compliance.

To Seller’s knowledge, except as set forth on Schedule 4.12, there is no Contamination in, under, upon or emanating from any of the Properties that would reasonably be expected to result in a violation of any Environmental Laws or in a remediation, removal, response, restoration, abatement, investigative or monitoring obligation, other than violations or obligations that would not reasonably be expected to have a material adverse effect on the ownership or operation of the Properties.

4.13. The Contracts.

Schedule 2.1(c) lists all of the material Contracts. With respect to each Lease and each Contract, (1) such contract is in full force and effect, and (2) no party thereto is in breach of, or has repudiated, such contract (and no event has occurred that, with notice or lapse of time, would constitute a breach of such contract). All payments, including all delay rentals, royalties, shut-in royalties, payments and calls owing under the Leases and the Contracts have been and are being paid timely. Schedule 2.1(c) identifies each Lease and Contract to which an affiliate of Seller is party. No portion of the Seller’s interest in any of the Properties is subject to any tax partnership.

4.14. Proposals.

Except as set forth in Schedule 4.14, no proposals are currently outstanding to drill additional wells, to deepen, plug back, or rework existing wells, to conduct other operations for which consent is required under the applicable operating agreement, to abandon any wells on the Properties or to conduct any other operations other than the normal operation of existing wells on the Properties. With respect to the joint, unit or other operating agreements relating to the Properties: (a) except as disclosed on Schedule 4.14, there are no outstanding calls or payments under authorities for expenditures; (b) Seller has listed on Schedule 4.14 the status of all material operations by less than all parties to the extent that such has an effect upon Seller’s interests in the Properties; and (c) except as disclosed on Schedule 4.14, there are no operations under the operating agreements with respect to which Seller has become a non-consenting party

4.15. Operator Matters.

Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which Seller is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

4.16. Environmental Disclosure.

To Seller’s knowledge, Seller has disclosed all violations of Environmental Laws with respect to the Properties to Buyer.

4.17. Taxes.

All ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Properties and based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom have been timely paid in all respects.

4.18. Wells.

(a) Except as disclosed on Schedule 4.18(a), to Seller’s knowledge, (i) all of the wells included in the Properties have been drilled, completed and operated within the boundaries of the Leases or the Properties or within the limits otherwise permitted by contract, pooling or unit agreement, and by law and in compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof.

(b) To Seller’s knowledge, Schedule 4.18(b) discloses all Wells that have not been plugged and abandoned. To Seller’s knowledge, none of the Wells have AFEs outstanding with respect to, or otherwise require (pursuant to applicable law or regulations or good industry practices), plugging and abandoning. All wells located on the Properties that were plugged and abandoned by Seller were plugged and abandoned in accordance with applicable law and regulations and good industry practices. To Seller’s knowledge, all wells located on the Properties that were not plugged and abandoned by Seller were plugged and abandoned in accordance with applicable law and regulations and good industry practices.

4.19. Full Disclosure.

To Seller’s knowledge, no representation, statement or information contained in this Agreement (including the Schedules and Exhibits attached hereto) contains any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.

4.20. Knowledge.

As used in these representations and other provisions in this Agreement, the phrase “to Seller’s knowledge,” or other similar language which qualifies a statement as to the knowledge of Seller, means the actual present knowledge of Clifton Simonson, Ted Bentley, Jim Bentley, Petter Romming, Randy Horne and Chuck Rodems, without any duty of investigation or inquiry. Buyer and Seller expressly agree that in no event will any representation or other statement qualified, to Seller’s knowledge, give rise to any implication or presumption that a specific inquiry or any inquiry has been made by any director, officer, agent or employee of Seller to confirm or negate the matter being represented; and Buyer acknowledges that any such representation will be based solely on the actual present knowledge of such persons.

4.21. Restating Reps and Warranties.

The representations and warranties of Seller set forth in this Agreement shall be deemed to be remade and restated by Seller on and as of the Closing Date.

ARTICLE 5. - REPRESENTATIONS OF BUYER

5.1. Existence.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in each State in which the Properties are located and in each other State in which its business requires it to be qualified.

5.2. Authorization and Enforceability.

Buyer has all power and authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer will have been duly executed and delivered by Buyer. The execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Buyer, and the consummation of the transactions contemplated hereby, as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of Buyer and no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer. This Agreement does, and all such other documents and instruments shall, constitute legal, valid, and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3. Power.

Subject to rights to consents by, required notices to, and filings with or actions by other governmental entities, Buyer’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certification of incorporation, by-laws or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any material agreement or instrument to which it is a party or by which it is bound or constitute the happening of an event or condition upon which any other party to such contract or agreement may exercise any right or option which will materially and adversely affect Buyer’s ability to perform its obligations hereunder; or (iii) result in a violation of or a conflict with any applicable judgment, decree, order, award, writ, injunction, permit, law, rule or regulation.

5.4. Brokers.

Buyer has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

5.5. Intentionally omitted.

5.6. Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending involving Buyer as the debtor, being contemplated by Buyer, or, to Buyer’s knowledge, threatened against Buyer.

5.7. Experienced And Knowledgeable Buyer.

Buyer is a highly experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof. Buyer (i) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluating the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the properties in the manner contemplated herein; (ii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and (iii) is able to bear the economic risk of its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Seller is relying upon the representations contained in this Article 5.7 and that absent such representations that the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Seller.

5.8. Litigation and Claims.

There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency, nor to Buyer’s knowledge, threatened, against Buyer which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.9. Restated Reps and Warranties.

The representations and warranties of Buyer set forth in this Agreement shall be deemed to be remade and restated by Buyer on and as of the Closing Date.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

6.1. Title Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller’s offices or one or more other locations designated by Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Properties as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller. Seller makes no warranty of any kind as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment. Seller shall provide Buyer with access to true and complete copies (including all amendments, supplements and other modifications) of all of the Contracts and all of the Leases.

6.2. Other Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller’s offices or one or more other locations designated by Seller, all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical information, and accounting information relevant to the Properties (and Seller’s interest therein), insofar as the same may be in existence and in the possession of Seller, excepting, without limitation: (i) economic evaluations; (ii) reserve reports; (iii) any such information that is subject to attorney/client, work product or other legal privilege; and (iv) any such information, the disclosure of which is restricted or prohibited by third party agreement(s) specifically identified to Buyer (which Seller shall use commercially reasonable efforts to attempt to have waived for Buyer’s benefit). No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.3. Buyer’s Confidentiality Obligations.

All information furnished or disclosed to Buyer pursuant hereto is subject to that certain Confidentiality and Non-Interference Agreement by and between Seller and Buyer, a copy of which is attached as Exhibit “D” hereto (the “CNIA”).

6.4. Inspections.

Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Properties, subject to Article 10 hereof and the following notice and escort requirements. Buyer must provide Seller at least 24 hours prior notice before Buyer or any of its representatives may enter or inspect any of the Properties. Neither Buyer nor any of its representatives may enter or inspect any of the Properties without an escort provided by Seller. Seller, in its sole discretion, may waive the advance notice or escort requirements.

ARTICLE 7. - DISCLAIMER OF WARRANTIES

7.1. Information Provided.

All of the information, documents, data, statistics, summaries, electronic transmissions and facsimiles furnished by or on behalf of Seller herewith or hereunder are furnished or will be furnished for Buyer’s use at Buyer’s sole risk. All such information has been compiled or prepared by Seller based upon its files and records and Seller believes that such information is correct, but EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4, SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO WARRANTIES OR REPRESENTATIONS CONCERNING THE CONDITION OF THE “PROPERTIES”, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY OR RECOVERABILITY OF ANY HYDROCARBON

RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING, OR THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, EXPENSES, OR PROFITS, IF ANY, TO BE DERIVED FROM THE “PROPERTIES.” BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE “PROPERTIES” AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON ANY OF THE INFORMATION, DOCUMENTS, DATA, STATISTICS, SUMMARIES, ELECTRONIC TRANSMISSIONS OR FACSIMILES FURNISHED TO BUYER. SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE DESCRIPTION OF “LEASES” INCLUDED IN THE “PROPERTIES”, THE ACREAGE PURPORTED TO BE COVERED THEREBY, DEPTH LIMITATIONS (IF ANY), ROYALTY AND OTHER BURDENS AFFECTING SAME, AND QUANTUM OF INTEREST HAVE BEEN DERIVED STRICTLY FROM SELLER’S RECORDS AND SELLER HAS NOT UNDERTAKEN ANY EXAMINATION OF TITLE TO VERIFY SAME. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER DOES NOT WARRANT TITLE TO THE “PROPERTIES” AND BUYER SHOULD THEREFORE UNDERTAKE SUCH TITLE EXAMINATION AS IT DEEMS APPROPRIATE PRIOR TO THE “NOTIFICATION DEADLINE” (AS DEFINED IN ARTICLE 8.2) AND THE END OF THE “EXAMINATION PERIOD” (AS DEFINED IN ARTICLE 10.1).

7.2. Regulatory Status.

OTHER THAN AS EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE REGULATORY STATUS OF THE “PROPERTIES”, AND BUYER SHOULD SATISFY ITSELF AS TO SUCH MATTERS PRIOR TO THE END OF THE “EXAMINATION PERIOD” (AS DEFINED IN ARTICLE 10.1).

7.3. No Warranties.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND AS TO THE SPECIAL WARRANTY OF TITLE EXPRESSLY CONTAINED IN THE ASSIGNMENT, CONVEYANCE OF THE “PROPERTIES” WILL BE MADE WITHOUT WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO TITLE, MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, SAFETY OF THE PROPERTIES, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE. SELLER HEREBY DISCLAIMS ANY AND ALL, AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND TO BUYER INCLUDING WARRANTIES RELATING TO THE PHYSICAL CONDITION OF ANY OF THE “PROPERTIES” OR (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN) RELATING TO TITLE, MERCHANTIBILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, SAFETY OR COMPLIANCE WITH REGULATORY OR ENVIRONMENTAL REQUIREMENTS.

7.4. Buyer Inspection.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER HEREBY ACCEPTS THE “PROPERTIES” ASSIGNED AND CONVEYED HEREIN (INCLUDING ALL WELLS, PERSONAL PROPERTY AND EQUIPMENT) “AS IS, WHERE IS” AND “WITH ALL FAULTS”, INCLUDING THE ENVIRONMENTAL CONDITION OF THE PROPERTIES.

BUYER COVENANTS, REPRESENTS AND WARRANTS THAT (i) BUYER HAS INSPECTED OR WILL INSPECT THE “PROPERTIES”, AND IMPROVEMENTS ON THE “PROPERTIES”, IF ANY, AND ALL MATTERS RELATING THERETO WHICH BUYER DESIRES; (ii) NEITHER SELLER NOR ANYONE ON SELLER’S BEHALF HAS MADE, OR IS MAKING, ANY WARRANTIES OR REPRESENTATIONS RESPECTING THE “PROPERTIES” OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT; (iii) BUYER IS RELYING SOLELY ON (A) BUYER’S OWN INVESTIGATION OF THE “PROPERTIES” AND ALL MATTERS PERTAINING THERETO, INCLUDING THE ENVIRONMENTAL CONDITION OF THE “PROPERTIES” AND (B) THOSE WARRANTIES AND REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (iv) EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER IS PURCHASING THE “PROPERTIES” “AS IS.”

BUYER REPRESENTS AND WARRANTS THAT IT IS HIGHLY EXPERIENCED IN THE BUSINESS OF EVALUATING, PURCHASING AND OPERATING PROPERTIES AND EQUIPMENT OF THE TYPE TO BE SOLD TO BUYER PURSUANT TO THIS AGREEMENT AND THAT BUYER AND ITS REPRESENTATIVES HAVE SUFFICIENT KNOWLEDGE, ABILITIES AND EXPERIENCE TO FULLY INVESTIGATE AND EVALUATE THE “PROPERTIES” (INCLUDING THEIR CONDITION AND ECONOMIC VALUE).

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES THAT SELLER MAKES NO, AND EXPRESSLY DISCLAIMS ANY, WARRANTIES OR REPRESENTATIONS CONCERNING THE ACCURACY, CORRECTNESS, COMPLETENESS OR ADEQUACY OF ANY OF THE INFORMATION, DOCUMENTS, DATA, STATISTICS, SUMMARIES, ELECTRONIC TRANSMISSIONS AND FACSIMILES FURNISHED BY OR ON BEHALF OF SELLER TO BUYER OR ANY OF ITS REPRESENTATIVES.

FURTHER, BUYER ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING CLAIMS FOR LOSS OF USE, RENTS, ANTICIPATED PROFIT OR BUSINESS OPPORTUNITY, OR BUSINESS INTERRUPTION, DIMINUTION IN VALUE, OR MENTAL OR EMOTIONAL DISTRESS OR FEAR OF INJURY OR DISEASE.

BUYER’S INITIALS: _______	SELLER’S INITIALS: _______

7.5. Prior Operations.

Some or all of the Properties may contain asbestos or naturally occurring radioactive material (hereinafter referred to as “NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of Wells, materials and equipment as scale, or in other forms, and that said Wells, materials and equipment located on the Properties or included therein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos and NORM from the Properties where it may be found, and Buyer, after Closing, assumes all responsibility and liability for or in connection with assessment, remediation, removal, transportation, and disposal of any asbestos and NORM and associated activities in accordance with all rules, regulations and requirements of governmental agencies.

ARTICLE 8. - TITLE MATTERS

8.1. Selected Definitions Regarding Title Matters.

For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

(a) “Allocated Value” shall mean the dollar amount allocated to each Property as set forth on Schedule 3.1; provided, however, that if the value of a particular Property is not set forth on Schedule 3.1, the Parties shall, within five (5) business days after the date of this Agreement, determine by mutual written agreement the Allocated Value for any and all such Properties for which an Allocated Value is not set forth on Schedule 3.1 and such additional agreed upon Allocated Value(s) shall be attached hereto as Schedule 8.1(a) and incorporated herein by this reference. The Allocated Value for each Property has been, or will be, reviewed and agreed to by the Parties and represents or will represent, as the case may be, the Parties’ good faith allocation of the value of the Properties.

(b) “Marketable Title” means, as to the Leases, such title held of record by Seller that (a) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit “A-1” of all oil and gas produced, saved and marketed from or attributable to the Well(s) or unit indicated through the plugging, abandonment and salvage of such Wells; (b) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such Well or unit through the plugging, abandonment and salvage of such Well(s) in an amount not greater than the working interest of Seller set forth in Exhibit “A-1” (unless Seller’s net revenue interest therein is proportionately increased); and (c) renders the Properties free and clear of any liens, burdens or encumbrances of any kind or character other than Permitted Encumbrances.

(c) “Title Defect” shall mean any matter which causes Seller to not have Marketable Title to any of the Properties as of the Closing Date. Title Defect does not include (a) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; (b) the expiration of a Lease or Leases between the Effective Time and the Closing Date in accordance with its terms and not due to any action or inaction by Seller (or any of its affiliates), or (c) Permitted Encumbrances.

(d) “Title Defect Property” shall mean any Lease or portion thereof burdened by a Title Defect.

(e) “Permitted Encumbrances” shall mean any of the following matters:

(i) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

(ii) any liens or security interests created by law or reserved with respect to the Properties for royalty, bonus, rental, other payment obligations under the Leases or created to secure compliance with the terms of the Leases;

(iii) rights reserved to or vested in any governmental, quasi-governmental or regulatory authority to in any way control or regulate any of the Properties (including any units or Wells sold to Buyer pursuant to this Agreement) and all applicable laws, rules, regulations and orders of such authorities so long as the same do not (a) decrease Seller’s NRI below the NRI shown in Exhibit “A-1” or increase Seller’s WI shown in Exhibit “A-1” without at least a proportionate increase in Seller’s NRI or (b) create any liens on any of such units or Wells;

(iv) to the extent any of the following do not materially interfere with the operation of the portion of the Properties burdened thereby (as such operations are conducted by Seller in the ordinary course of its business as of the Effective Time): (a) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (b) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect to property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses;

(v) all lessors’ royalties, overriding royalties, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest (NRI) of Seller in any Well affected thereby as reflected in Exhibit “A-1”;

(vi) any contingent production payments owed or allegedly owed to Unocal Corporation;

(vii) to the extent the same (A) are listed on Schedule 2.1(c) and (B) do not operate to reduce the Net Revenue Interest, nor increase the expense interest (unless Seller’s Net Revenue Interest therein is proportionately increased), of Seller as reflected in Exhibit “A-1”: production sales contracts; division orders; contracts for purchase, exchange, refining, or processing of oil, gas and other hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; “pending agreements” described as such on Schedule 2.1(c); and any and all other agreements which are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(viii) conventional rights of assignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holder of such rights;

(ix) division orders and sales contracts terminable without penalty upon no more than sixty (60) days notice to the purchaser;

(x) calls on or preferential rights to purchase production at prices not less than market prices pursuant to Contracts listed on Schedule 2.1(c);

(xi) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(xii) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(xiii) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

(xiv) all other liens, charges, encumbrances, defects, and irregularities of title affecting the Properties, which individually or in the aggregate:

(a) are not such as to interfere with the operation, value or use of the Properties (or portion thereof) affected thereby;

(b) do not presently delay the receipt or prevent Seller from receiving its share of the proceeds of production from any of the units or Wells to which the Leases relate;

(c) do not presently reduce the interest of Seller with respect to all oil and gas produced from any unit or Well to which the Leases relate below the “net revenue interest” or “NRI” set forth in Exhibit “A-1” for such unit or Well; and

(d) do not presently increase Seller’s portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or Well to which the Leases relate above the “working interest” or “WI” set forth in Exhibit “A-1” for such unit or Well; and

(xv) any encumbrance or other matter (whether or not constituting a Title Defect) waived in writing by Buyer or deemed to be waived in writing by Buyer under Article 8.2.

8.2. Notice of Title Defect.

Buyer shall provide Seller written notice (“Title Defect Notice”), at or before 5:00 p.m. Pacific Time on April 1, 2005 (the “Notification Deadline”), of any matter that would cause Seller’s title to any or all of the Properties not to be Marketable Title or any other matter which would constitute a breach or a representation or warranty (without regard to any qualification therein by “Seller’s knowledge”) of Seller specific to, and materially and adversely affecting, any Property (“Title Defect”), in each case together with a detailed explanation of (a) the nature of such title Defect, (b) the Leases (or portions thereof) affected thereby, and (c) Buyer’s proposed Defect Value (as hereinafter defined) for such Title Defect. Any matters that would otherwise constitute Title Defects but which are not specifically raised in writing (with the detailed explanation as contemplated in the immediately preceding sentence) by Buyer prior to the Notification Deadline shall conclusively be deemed waived by Buyer (provided that such waiver shall not affect the warranty of title given to Buyer in the Assignment). As used herein, the term “Defect Value” shall mean with respect to each Title Defect, the reduction in the Allocated Value of the affected Leases as a result of such Title Defect as determined in Article 8.5. If Buyer determines that Seller’s NRI or WI for Properties is greater than that shown on Exhibit “A-1”, Buyer must notify Seller in writing of such determination within three (3) business days.

8.3. Remedies for and Valuation of Title Defects.

(a) If Buyer provides a Title Defect Notice with respect to any Title Defect, the Parties will promptly meet and work in good faith to agree on the validity of the claim and, if applicable, the value of the Title Defect, using the following criteria:

(1) If the Title Defect is based on Seller’s owning a different NRI than that shown on Exhibit “A-1”, then the value will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A = Allocated Value for the affected interest

B = Correct NRI for the affected interest

C = NRI for the affected interest as shown on Exhibit “A-1”

For example purposes only, and not by way of limitation, if the Allocated Value for the affected interest is $1,000,000, the correct NRI for the affected interest is 0.5 and the NRI for the affected interest as shown on Exhibit “A-1” is 0.6, then the value would be $166,666.70 ($1,000,000 x (1-(0.5/0.6)).

(2) If the Title Defect is based on an obligation or burden that is liquidated, the value will be the sum necessary to remove the obligation or burden from the affected Property.

(3) If the Title Defect is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the value will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Property.

(b) If the value of any Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on such value or the Parties are unable to agree upon whether a Title Defect exists, Seller may, at its sole option and upon written notice to Buyer, either:

(1) remove the affected Property from this Agreement and reduce the Purchase Price by the Allocated Value for that Property (a “Title Defect Removal”); or

(2) elect to resolve the dispute under the arbitration provisions in this Agreement (a “Title Defect Arbitration”).

ARTICLE 9. - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

9.1. Actions and Consents.

(a) Seller and Buyer agree that each shall use commercially reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b) Certain preferential purchase rights or rights of approval or consent may exist with respect to the Properties under the agreements and Leases shown on Exhibit “A”. Seller shall use reasonable efforts to notify all holders of (i) preferential rights, (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Properties, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall cause any of its affiliates holding such rights to waive such rights. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, the interest or part thereof so affected shall be excluded from the sale and purchase contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such interest or part thereof as provided in Schedule 3.1. If any additional third party preferential rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer’s sole remedy against Seller with respect to such exercise shall be the return by Seller to Buyer of that portion of the Purchase Price allocated under Schedule 3.1 to the portion of the Property or Properties on which such rights are exercised and lost by Buyer to such third person.

(c) In the event one or more Properties or any interest therein is excluded pursuant to Article 9.1(b) because the same is subject to preferential purchase rights, Closing with respect to all other Properties will proceed as provided in this Agreement, but the Purchase Price delivered to Seller at Closing will be reduced by the Allocated Value of the excluded Properties or interest. In the event that within ninety (90) days after Closing any such preferential purchase right is waived or the time for election to purchase passes (such that under the governing documents, Seller may sell the affected Property or interest to Buyer), then a separate closing (after the Closing for the other Properties) will proceed promptly with respect to such Property or interest. If such waivers are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Properties or interests and the Parties shall have no further obligation with respect thereto.

ARTICLE 10. - ENVIRONMENTAL MATTERS AND OTHER ADJUSTMENTS

10.1. Phase I Environmental Assessment.

Buyer shall have the right to conduct an environmental assessment of the Properties during the period beginning on the date of this Agreement and ending at 5:00 pm Pacific Time on April 1, 2005 (the “Examination Period”). The confidentiality obligations of the CNIA shall be applicable to all information acquired by Buyer in the course of its environmental assessment. During normal business hours and after providing Seller reasonable prior notice of any such activities (and in no event with not less than 72 hours prior notice), Buyer and its representatives shall be permitted to enter upon the Properties and all buildings and improvements thereon, inspect the same, review files and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit. Seller will have the right to witness any and all such investigations. Buyer shall, within ten (10) days after receiving any of the following, provide Seller a complete copy of all such results, analyses and reviews received by Buyer.

10.2. Phase II Environmental Assessment.

If as a result of its Phase I audit, Buyer and its representatives reasonably believe that a material environmental condition exists that warrants a Phase II investigation and Buyer desires to conduct such investigation with respect to each such circumstance, Buyer agrees to give Seller prompt written notice of each specific environmental condition including the basis of its belief and estimated cost of remediation. During a period of five (5) business days following receipt of such notice, Seller in its reasonable discretion shall have the right to authorize Buyer to proceed with the Phase II investigation or to decline to authorize such additional investigation. The Parties shall negotiate in good faith as to whether a Phase II investigation is warranted. In the event Seller elects to authorize the Phase II investigation, the Examination Period and the

Environmental Notice Deadline (as defined below), with respect to the specific Property or Properties subject to the Phase II investigation, shall be extended for a period of seven (7) business days. If the Parties can not agree, then at Seller’s sole option, Seller can decline to authorize the Phase II investigation and no such investigation shall be permitted, the affected Property or Properties shall be excluded from the sale and purchase contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such excluded Property or Properties (a “Phase II Removal”). Buyer shall furnish Seller copies of all environmental reports prepared by Buyer or on Buyer’s behalf upon Buyer’s receipt from Seller of reimbursement of Buyer’s costs incurred in preparing such reports. The final draft of all such reports shall cover and include only those Properties which have not been excluded pursuant to this Article 10.2; provided, however, that nothing contained herein shall be construed to prohibit the disclosure of any matter required to be reported or disclosed by applicable Environmental Laws (as defined below).

10.3. Environmental Defect Notice.

Buyer will provide Seller written notice (“Environmental Defect Notice”) at or before 5:00 p.m. Pacific Time on April 1, 2005 (the “Environmental Notice Deadline”) of (a) the existence of any environmental condition discovered by Buyer affecting any of the Properties that constitutes a violation of Environmental Laws or any other matter which would constitute a breach of a representation or warranty (without regard to any qualification therein by “Seller’s knowledge”) of Seller set forth in Article 4.12 (“Environmental Defect”), and (b) the estimated cost to remediate or cure such condition on each individual Property, determined utilizing the most cost effective and appropriate method of cure or remediation available under the circumstances. With respect to any Environmental Defect:

(a) If an Environmental Defect Notice has been provided with respect to any Environmental Defect, Buyer and Seller shall promptly meet and work in good faith to agree on the validity of the claim and, if applicable, the value of (i.e., the cost to remediate) the Title Defect; and

(b) If Buyer and Seller cannot, within ten (10) days following the notice of an Environmental Defect as to any Property, reach mutual agreement as contemplated above on whether a Environmental Defect exists or the value of such Environmental Defect, Seller may, at its sole option and upon written notice to Buyer:

(1) remove the affected Property from this Agreement and reduce the Purchase Price by the Allocated Value for that Property (an “Environmental Defect Removal”); or

(2) elect to resolve the dispute under the arbitration provisions in this Agreement (a “Environmental Defect Arbitration”).

(c) Seller may elect to withhold initially from Closing any Property affected by a Title Defect or an Environmental Defect if (i) such Title Defect or Environmental Defect is reasonably susceptible to cure or remediation, (ii) Seller, as of the Closing, is attempting in good faith to cure or remediate such Title Defect or Environmental Defect, and (iii) Seller notifies

Buyer in writing prior to Closing that Seller intends to continue such efforts post-Closing. Any Property so withheld (a “Cure/Remediation Property”) shall not be considered removed from the transaction as a Property is removed pursuant to an Environmental Defect Removal or a Title Defect Removal, but rather such Property shall be treated under Article 19.4 as a Second Closing Property.

10.4. Defect-Related Purchase Price Adjustments.

(a) If the aggregate value (determined in accordance with this Agreement) of all Title Defects, Environmental Defects and Casualty Loss Amounts (excluding all Minimal Defects) exceeds a deductible of One Million Dollars ($1,000,000), the Purchase Price shall be reduced by the aggregate value of all Title Defects, Environmental Defects and Casualty Loss Amounts (excluding all Minimal Defects) in excess of One Million Dollars.

(b) If the Purchase Price has been reduced under Section 10.4(a) and Buyer’s title review shows that Seller’s NRI for one or more of the Properties is greater than that shown on Exhibit “A-1”, Seller may by delivery of written notice to Buyer at least five (5) days prior to Closing request an appropriate corresponding increase in the Purchase Price, which increase shall not exceed the total reduction in Purchase Price under Section 10.4(a).

10.5. Termination Relating to Defects.

If the aggregate value (determined in accordance with this Agreement) of all Title Defects, Environmental Defects and Casualty Loss Amounts (excluding all Minimal Defects) asserted by Buyer, together with (but without duplication) the Allocated Value of all Properties removed pursuant to a Phase II Removal, Title Defect Removal or an Environmental Defect Removal, exceeds $11,900,000, then either Buyer or Seller shall have the option to terminate this Agreement by delivery of written notice to the other Party prior to Closing. In such case, Seller shall immediately instruct the Escrow Agent to return the Performance Deposit to Buyer and this Agreement shall deemed to be of no further force or effect except for the items specifically set forth or referenced in Article 17.3.

10.6. Environmental Laws.

As used herein, the term “Environmental Laws” shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Property is located otherwise having jurisdiction over the matter, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Acts of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act (“OSHA”), as amended. The terms “hazardous substance,” “release,” and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Property is located are applicable and have established a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “hazardous waste,” and “disposal” that is broader than that specified in CERCLA or RCRA and SARA or OSHA, such broader meaning shall apply with respect to the matters covered by such laws.

ARTICLE 11. - GENERAL COVENANTS OF SELLER

11.1. Access to Records and Employees.

During the Examination Period (as defined in Article 10.1), Seller shall grant Buyer access to the Records as defined in Article 15.4 and all accounting and tax files relating to the Properties during Seller’s normal business hours upon reasonable prior notification, subject to the CNIA. The Records and all accounting and tax files relating to the Properties shall be made available at their present location together with suitable office facilities for review purposes. Seller will use commercially reasonably efforts to make its employees available for Buyer to interview as reasonably requested by Buyer, at or reasonably near the normal place of employment or residence for each such employee. Buyer agrees that it shall not contact any of Seller’s employees without first coordinating such contact with Seller.

11.2. Covenants of Seller Pending Closing.

(a) From and after the date of this Agreement and until the Closing and subject to Article 11.3 and the constraints of applicable leases, operating agreements and other agreements, Seller shall operate, manage, and administer the Properties in a good and workmanlike manner (subject to normal wear and tear in the ordinary course of business) consistent with its past practices and shall carry on its business with respect to the Properties in substantially the same manner as before execution of this Agreement. Buyer acknowledges and agrees that Seller may perform its aforementioned obligations to operate, manage and administer the Properties prior to the Closing pursuant to Seller’s reasonable discretion in the ordinary course of Seller’s business. Seller shall have no responsibility for and shall incur no liability for any Losses of any nature suffered or incurred by Buyer arising out of or in connection with the rendering of such unless such Losses result from the gross negligence or willful misconduct of the Seller. Seller may charge Buyer an overhead fee of $100,000 per month prorated from the Effective Time until Closing as discussed herein. Seller shall also retain any third party administrative or operating overhead charges paid with respect to the Properties during such period. Seller shall use commercially reasonable efforts to preserve in full force and effect all Leases, Contracts, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Properties in which Seller owns an interest, and shall perform all material obligations of Seller in or under all such agreements relating to the Properties; provided, however, that in no event shall Seller incur any liability for the breach of its obligations under this Article 11.2(a) in excess of the Allocated Value of the Property or Properties subject to or affected by such breach. Seller shall also, except for emergency action (including emergency repairs) taken in the face of serious risk of life, property, or the environment (i) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements (or groups of related agreements) relating to the Properties which involve individual commitments of more than Fifty Thousand Dollars ($50,000.00); (ii) consult with, inform, and advise Buyer regarding all matters that may materially affect the operation, management, or administration of the Properties; (iii) obtain Buyer’s written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement (other any such vote to effectuate any of the transactions contemplated by this Agreement); and (iv) not approve or elect to go non-consent as to any proposed well, or plug and abandon or agree to plug and abandon any well, without Buyer’s prior written approval; (v) not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties, other than the sale of production in the ordinary course of business or as required in connection with the exercise by third parties of preferential rights to purchase any of the Properties; (vi) not abandon any wells or surrender any Leases (other than as required by law or governmental order or regulation or in connection with an emergency); and (vii) not enter into any production sale, processing, or treating agreements affecting the Properties unless it is terminable on no more than thirty (30) days notice. On any matter requiring Buyer’s approval under this Article 11.2(a), Buyer shall respond within three (3) days to Seller’s written request for approval and failure of Buyer to respond to Seller’s request for approval within such time shall release Seller from the obligation to obtain Buyer’s approval before proceeding on such matter.

(b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding pending or threatened in writing by or before any court, arbitrator, or governmental agency and any cause of action which relates to the Properties or which might result in impairment of loss of Seller’s interest in any portion of the Properties or which might hinder or impede the operation of the Properties; provided, however, that the foregoing obligation applies only to any such suit, lessor demand action, proceeding or cause of action of which Seller acquires actual knowledge prior to the Closing. Seller shall not (and shall cause its affiliates not to) voluntarily compromise, settle or adjust any material amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

11.3. Limitations on Seller’s Covenants Pending Closing.

(a) To the extent Seller (or any of its affiliates) is not the operator of any of the Properties, the obligations of Seller in Article 11.2 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Properties to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

11.4. Satisfaction of Conditions.

Seller will (and will cause its affiliates to) use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is (or its affiliates are) responsible or otherwise in control).

ARTICLE 12. - COVENANTS OF BUYER

12.1. Return of Data.

Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller’s request, within thirty (30) business days return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer’s investigation of the Properties, and Buyer shall deliver to Seller or destroy all copies, extracts, or excerpts of such information and data and all documents generated by Buyer that contain any portion of such information or data.

12.2. Indemnity Regarding Access.

Except to the extent of the gross negligence or willful misconduct of any member of the Seller Group, Buyer agrees to protect, indemnify, defend, and hold harmless Seller Group from and against any and all Losses, as defined in Article 18.1, in connection with personal injuries, including death or property damage arising out of or relating to the access of Buyer, its officers, employees or representatives to any of the Properties and any information relating thereto as permitted under this Agreement, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT, OR OTHER NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER GROUP.

12.3. Satisfaction of Conditions.

Buyer will (and will cause its affiliates to) use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is (or its affiliates are) responsible or otherwise in control).

ARTICLE 13. - CLOSING CONDITIONS

13.1. Seller’s Closing Conditions.

The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all obligations required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b) Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing;

(c) all necessary material consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that in the oil and gas industry such consents and filings are normally or customarily obtained, accomplished or waived after the closing for the type of asset purchase transaction set forth in this Agreement; and

(d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking material damages against Seller as a result of the consummation of this Agreement.

13.2. Buyer’s Closing Conditions.

The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all obligations required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

(b) Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing;

(c) all necessary material consents of and material filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that in the oil and gas industry such consents and filings are normally or customarily obtained, accomplished or waived after the closing for the type of asset purchase transaction set forth in this Agreement;

(d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking material damages against Buyer as a result of the consummation of this Agreement;

(e) Buyer shall have received releases (in form reasonably satisfactory to Buyer) of all mortgages and (other than Permitted Encumbrances) other liens and encumbrances encumbering Seller’s (or any of its affiliates’) interest in any of the Properties; and

(f) Seller shall have provided to Buyer audited financial statements regarding the Properties covering the assets and for the periods determined by Buyer to be necessary for Buyer’s SEC reporting obligations.

ARTICLE 14. - CLOSING

14.1. Closing.

The Closing of the assignment and purchase of the Properties pursuant to this Agreement (other than Properties subject to Title Defect Arbitration or Environmental Defect Arbitration) (the “Closing”) shall be held at the offices of McQueen & Ashman LLP at 19900 MacArthur Blvd., Suite 1150, Irvine, CA 92612, at 8:00 a.m. Pacific Time on the date five business days after the last condition to closing set forth in Article 13 has been satisfied or waived (other than those to be satisfied at Closing) but in no event later than May 15, 2005. The date the Closing occurs is herein called the “Closing Date”. If the Closing has not occurred by May 15, 2005, either Buyer or Seller (provided that such Party shall not be in material breach of its obligations hereunder) shall have the option to terminate this Agreement by delivery of written notice to the other Party. In such case, Seller shall immediately instruct the Escrow Agent to return the Performance Deposit to Buyer (unless Buyer shall at the time of such termination be in material breach of its obligations hereunder, in which case Buyer and Seller shall immediately instruct the Escrow Agent to deliver the Performance Deposit to Seller as Seller’s sole remedy hereunder) and this Agreement shall deemed to be of no further force or effect except for the items specifically set forth or referenced in Article 17.3. Notwithstanding anything to the contrary in this Agreement, risk of loss with respect to the Properties (and Seller’s interest therein) shall pass to Buyer at the Closing.

14.2. Seller’s Closing Obligations.

At Closing Seller shall deliver to Buyer the following:

(a) Signed counterparts of the Corporation Grant Deeds and the Assignment, Bill of Sale and Conveyance substantially in the form attached hereto as Exhibit “B” (the “Assignment”) and such other documents as may be reasonably necessary to convey all of Seller’s interest in the Properties to Buyer in accordance with the provisions hereof;

(b) A non-foreign affidavit executed by Seller in the form attached as Exhibit “C”;

(c) Appropriate regulatory forms obtained by Seller appointing Buyer as operator for those Properties which Seller operates;

(d) Copies of all third-party waivers, consents, approvals, permits and actions obtained by Seller;

(e) A certificate of the corporate secretary of Seller setting forth valid resolutions of its board of directors and shareholders with respect to the authorization of the Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(f) Letter-in-lieu of transfer orders and divisions orders in form acceptable to Seller and Buyer; and

(g) Execution and delivery to Buyer of California’s Division of Oil and Gas Transfer Form OG-30A regarding the Wells.

14.3. Buyer’s Closing Obligations.

At Closing, (a) Buyer shall deliver to Seller, by wire transfer in immediately available funds to an account designated by Seller, the adjusted Purchase Price (less the Performance Deposit) as such adjusted Purchase Price is set forth on Seller’s estimate of the adjusted Purchase Price that Seller delivers to Buyer pursuant to Article 3.3(c) and (b) Buyer and Seller shall instruct the applicable Escrow Agent to deliver to Seller, by wire transfer in immediately available funds to an account designated by Seller, the Performance Deposit.

14.4. Joint Closing Obligations.

Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

ARTICLE 15. - ADDITIONAL CLOSING OBLIGATIONS

15.1. Suspended Funds.

At Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all such suspended proceeds existing as of December 31, 2004 (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the final adjustment to the Purchase Price contemplated by Article 3.3; provided, however, that Buyer and Seller acknowledge that Crimson Resource Management Corp., a Colorado corporation (“Crimson”) holds certain proceeds in suspense and Seller agrees that it will assign to Buyer all of Seller’s rights to receive such proceeds held by Crimson and to work with Buyer to obtain Crimson’s acknowledgement of such proceeds and the procedure to release said proceeds to Buyer as required by third parties. After such transfer, Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to Buyer’s retention or distribution of such suspended proceeds.

15.2. Receipts and Credits.

Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income accruing to the Properties (a) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly, and (b) for the period prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Seller promptly.

15.3. Signs.

Seller shall have the option to remove Seller’s name and signs from the operated Properties or to require Buyer to do so. Buyer hereby grants Seller a right of access to remove Seller’s signs and name from all wells and facilities on the Properties or to confirm that Buyer has done so. If there are any remaining Seller signs and name on the Properties within thirty (30) days of Closing, Buyer shall promptly (and at its sole cost and expense), but no later than required by applicable rules and regulations or forty-five (45) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with all applicable governmental rules and regulations, including those showing Buyer as operator of the Properties.

15.4. Records.

All files, permits, records, documentation, and data of Seller relating to (or evidencing) Seller’s ownership or rights, in or operation of the Properties or other rights and interests described herein, including seismic or other geological information and data, lease files, land files, well files, contract files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business (collectively, the “Records”), excluding any such files, records, documentation or data that is proprietary, privileged, or that Seller is prohibited from conveying (the existence of which will be specifically disclosed to Buyer), will be, as soon as is reasonably possible after, but not later than thirty (30) days after Closing, delivered to Buyer at Seller’s offices. Seller will be entitled to retain a copy of the Records. Buyer shall maintain the Records for five (5) years after Closing. After the Closing, Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Records (at Seller’s sole expense). If Buyer decides to destroy any Records after the expiration of said five (5) year period, it will so notify Seller of the planned destruction of the Records at least thirty (30) days before any such Records are destroyed and Seller shall have the right to instead obtain such Records at its sole expense. To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use commercially reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer’s efforts to obtain for Buyer access to files, records and data relating to the Property in the possession of third parties.

15.5. Letters-in-Lieu.

Seller shall prepare, execute and deliver, upon Closing, letters-in-lieu of transfer orders and division orders, directing that all proceeds of production from the Properties, which have heretofore been paid to Seller, shall be paid to the account of Buyer effective as of and after the date of Closing.

15.6. Bond.

At Closing, Seller shall provide to Buyer a list of all applicable plugging bonds, abandonment bonds and other assurances which Seller has in place concerning the Properties. Where applicable, Buyer shall, within sixty (60) days after Closing, obtain and furnish evidence satisfactory to Seller that Buyer has obtained the plugging bonds, abandonment bonds and other assurances required by any governmental, quasi-governmental or regulatory authorities having jurisdiction (as well as any bond or other assurances to the extent required by Crimson to be maintained by Seller), including, where applicable, qualification to assume operatorship, and Buyer shall maintain any and all such bonds and other assurances in full force and effect for the required or reasonably requested time period. If Buyer does not obtain and maintain any bond or other assurance that it is requested or required to obtain pursuant to this Article 15.6, Seller may, in its sole and absolute discretion, obtain any such bond or other assurance. If Seller obtains any such bond or other assurance, Buyer shall, within ten (10) days after receiving written notice from Seller stating that Seller has obtained any such bond or other assurance and the total price paid by Seller for such bond or other assurance, pay Seller (i) the total price of any such bond or other assurance paid for by Seller and (ii) an additional amount equal to twenty-five percent (25%) of the cost of such bond or other assurance paid by Seller (in order to compensate Seller for the effort and expense associated with obtaining any such bond or other assurance and the risks associated with any such bond or other assurance not being timely obtained and maintained by Buyer).

15.7. Certain Post Closing Actions.

Effective upon Closing, Seller shall resign as operator of any of the Properties for which it has been designated or acts as operator.

ARTICLE 16. – INTENTIONALLY OMITTED

ARTICLE 17. - DEFAULT AND REMEDIES

17.1. Seller’s Remedies.

IF THE CLOSING DOES NOT OCCUR SOLELY BECAUSE OF A BREACH OF THIS AGREEMENT BY BUYER (OTHER THAN A BREACH IN RESPONSE TO A MATERIAL BREACH BY SELLER), IMMEDIATELY UPON SELLER’S REQUEST (MADE IN ITS SOLE AND ABSOLUTE DISCRETION), SELLER AND BUYER SHALL INSTRUCT THE ESCROW AGENT TO DELIVER TO SELLER THE PERFORMANCE DEPOSIT AS A LIQUIDATED DAMAGE AND NOT AS A PENALTY, AND TERMINATE THIS AGREEMENT, AS SELLER’S SOLE AND EXCLUSIVE REMEDIES UNDER THIS AGREEMENT, ALL OTHER REMEDIES (EXCEPT AS EXPRESSLY RETAINED IN ARTICLE 17.3) BEING EXPRESSLY WAIVED BY SELLER. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, SELLER MAY RECEIVE THE DEPOSIT AS A LIQUIDATED DAMAGE ONLY IN THE EVENT THIS AGREEMENT IS TERMINATED DUE SOLELY TO THE BREACH HEREOF BY BUYER IN THE ABSENCE OF ANY MATERIAL BREACH HEREOF BY SELLER. BUYER AND SELLER AGREE THAT IN THE EVENT OF SUCH BREACH OF THIS AGREEMENT BY BUYER, THE PARTIES ACKNOWLEDGE THAT SELLER WILL BE DAMAGED (INCLUDING LOSS OF OTHER POTENTIAL BUYERS, UNRECOVERABLE MARKETING, SALES AND PROCESSING COSTS AND COSTS OF HOLDING THE PROPERTIES BEYOND THE CLOSING DATE) AND WILL BE ENTITLED TO COMPENSATION FOR THESE DAMAGES, BUT THE PARTIES FURTHER ACKNOWLEDGE AND AGREE SUCH DAMAGES WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN BECAUSE, AMONG OTHER REASONS, (i) THE DAMAGES TO WHICH SELLER WOULD BE ENTITLED IN A COURT OF LAW WOULD BE BASED ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTIES AT THE CLOSING DATE AND THE PURCHASE PRICE FOR THE PROPERTIES AS SET FORTH IN THIS AGREEMENT, WHICH DIFFERENCE WOULD HAVE TO BE BASED ON OPINIONS OF VALUE OF THE PROPERTIES, WHICH CAN VARY IN SIGNIFICANT AMOUNTS AND WHICH WOULD SIGNIFICANTLY DEPEND ON UNCERTAIN AND VARYING ESTIMATES AND PROJECTIONS REGARDING OIL AND GAS RESERVES AND ANTICIPATED FUTURE PRICES FOR OIL AND GAS; AND (ii) IT IS IMPOSSIBLE TO PREDICT, AS OF THE DATE OF THIS AGREEMENT,

WHETHER THE VALUE OF THE PROPERTIES WILL INCREASE OR DECREASE AS OF CLOSING DATE, AND BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE. MOREOVER, BUYER AND SELLER WISH TO AVOID THE COSTS, LENGTHY DELAYS AND SUBSTANTIAL UNCERTAINTIES THAT WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR BUYER’S BREACH OF THIS AGREEMENT.

ACCORDINGLY, IN THE EVENT THIS AGREEMENT IS TERMINATED BY SELLER DUE SOLELY TO THE BREACH HEREOF BY BUYER IN THE ABSENCE OF ANY MATERIAL BREACH HEREOF BY SELLER, BUYER AND SELLER AGREE THAT IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER “LIQUIDATED DAMAGES” EQUAL TO THE SEVEN MILLION FIVE HUNDRED THOUSAND DOLLAR ($7,500,000) PERFORMANCE DEPOSIT PAID BY BUYER AND FOR SELLER TO RECEIVE SAID PERFORMANCE DEPOSIT FROM THE ESCROW AGENT AS “LIQUIDATED DAMAGES.” SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THE FOREGOING AMOUNT IS REASONABLE AS LIQUIDATED DAMAGES AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IF THIS AGREEMENT IS TERMINATED DUE SOLELY TO THE BREACH HEREOF BY BUYER. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS ARTICLE 17.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

________________________	________________________
SELLER’S INITIALS	BUYER’S INITIALS

17.2. Buyer’s Remedies.

If the Closing fails to occur due solely to a breach of this Agreement by Seller and in the absence of any material breach by Buyer, Buyer, at its sole option, may (i) enforce specific performance, or (ii) terminate this Agreement, as Buyer’s sole and exclusive remedies for such default, all other remedies (except as expressly retained in Article 17.3) being expressly waived by Buyer. In the event Buyer elects to terminate this Agreement as set forth above, Seller and Buyer shall immediately instruct the Escrow Agent to return the Performance Deposit to Buyer.

17.3. Effect of Termination.

In the event of termination of this Agreement under this Article 17, Article 14.1 or Article 10.5, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided in this Article 17, Article 14.1 or Article 10.5. Notwithstanding the foregoing, termination of this Agreement shall not release Buyer from it’s obligations under Article 6.3 (and the CNIA referenced therein) and such other portions of this Agreement as are necessary to the enforcement and construction of Article 6.3.

ARTICLE 18. - ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION; RELEASE; LIABILITY LIMITATIONS

18.1. Selected Definitions Regarding Indemnification and Release.

As used in this Agreement:

(a) “Losses” means any liabilities, losses, claims, demands, causes of action, costs and expenses (including court costs and reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of a claim) of every kind and character; provided, however, that an Indemnified Party’s internal expenses (salaries, general and administrative costs, allocated corporate overhead, etc.) incurred in processing, monitoring and assisting in the defense of an action, suit, proceeding, claim, demand or assessment subject to indemnity hereunder shall not be considered Losses and shall be borne by the Indemnified Party.

(b) “Environmental Claims” shall mean all liabilities, obligations, expenses, (including all attorneys’ fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, including personal injury, diminution in property value, illness, disease, or wrongful death, associated with the Properties, whether arising before or after the Effective Time, and attributable or resulting from: (1) pollution or contamination of soil, surface water, groundwater or air, on the Properties and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, and (v) violation of any Environmental Law or any federal, state or local environmental land use law.

(c) “Seller Group” means Seller, Seller’s affiliates and the officers, directors, members, contractors, agents, and employees of Seller or any of Seller’s affiliates.

(d) “Buyer Group” means Buyer, Buyer’s affiliates and the officers, directors, members, contractors, agents and employees of Buyer or any of Buyer’s affiliates.

18.2. Assumptions of Contracts.

The sale of the Properties is and will be made subject to the Leases and the Contracts listed on Schedule 2.1(c). At Closing Buyer shall assume and be responsible for all obligations arising under the Leases and all Contracts listed on Schedule 2.1(c), to the extent such obligations relate to the period beginning on the Effective Time. Seller shall be responsible for all obligations arising under the Leases and the Contracts during the period of its ownership of the applicable Property or Properties.

18.3. Imbalances.

On or before the date that the Final Settlement Statement is due, Seller and Buyer shall, based upon data available at that time, determine (a) the total amount of overproduction of gas attributable to Seller’s interest as of the Effective Time (e.g. volumes of gas taken from the Leases, or on lands unitized therewith, by Seller in excess of those volumes which Seller’s interest would be entitled to receive) and (b) the total amount of underproduction of gas attributable to Seller’s interest as of the Effective Time (e.g. volumes of gas not taken from the Leases, or on lands unitized therewith, by Seller despite Seller’s interest in and right to receive such volumes). If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) Buyer shall receive a credit against the Purchase Price equal to the Southern California Gas Border Price less $0.04 per mmbtu times such excess. If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined) Buyer shall in addition to the amount of Purchase Price payable, pay to Seller an amount equal to the Southern California Gas Border Price less $0.04 per mmbtu times such excess. On the Final Settlement Statement date but effective as of the Effective Time, Buyer shall assume any liability for gas production imbalances (whether over or under) attributable to the Properties and agrees to indemnify Seller Group from and against any Losses, by anyone, arising out of such gas imbalances regardless of Seller’s negligence or fault. Notwithstanding the foregoing, Buyer shall receive, for its benefit, the Jefferson Pool imbalance without any adjustment to the Purchase Price. As used herein, “Jefferson Pool” means all production associated with the Jefferson drill site located at 1371 West Jefferson Boulevard in Los Angeles, California.

18.4. Seller’s Indemnity.

(a) Pre-Effective Time Claims. Subject to Article 18.12, Seller agrees to indemnify and hold the Buyer Group harmless from and against any and all Losses which (i) arise out of or otherwise relate to the possession, ownership, use or operation of the Properties prior to the Effective Time and during the time of Seller’s ownership of the Properties, including all fines and penalties; (ii) arise out of claims made by third parties with respect to which Buyer gives notice to Seller (definitely identifying the applicable claim and referencing this Article 18.4) during a period of eighteen months following the Closing Date; and (iii) do not constitute Environmental Claims.

(b) Environmental Claims; Offsite Disposal. Subject to Article 18.12, Seller shall indemnify and hold the Buyer Group harmless from and against any and all Losses which constitute Environmental Claims, including all fines and penalties related thereto, if and to the extent any such Losses arise from any Contamination (i) that was within Seller’s knowledge on or prior to the Closing Date, (ii) that was not disclosed on Schedule 4.12, and (iii) with respect to which Buyer gives notice to Seller (definitely identifying the applicable claim and referencing this Article 18.4) during a period of eighteen months following the Closing Date. Subject to Article 18.12, Seller agrees to indemnify and hold the Buyer Group harmless from and against any and all Losses (A) suffered by the Buyer Group that arise out of or otherwise relate to the offsite disposal, prior to the Closing and during Seller’s (or its affiliate’s) ownership of the Properties, of Hazardous Materials arising from the operation or use of the Properties (B) with respect to which Buyer gives notice to Seller (definitely identifying the applicable claim and referencing this Article 18.4) during a period of eighteen months following the Closing Date.

(c) Representations and Warranties. Subject to Article 18.12, Seller agrees to indemnify and hold the Buyer Group harmless from and against any and all Losses which arise out of or otherwise relate to the inaccuracy or breach of any representation of Seller in this Agreement with respect to which Buyer gives notice to Seller (definitely identifying the applicable claim and referencing this Article 18.4) during a period of eighteen months following the Closing Date.

18.5. Buyer’s General Indemnity.

Except to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, Buyer shall, on the Closing Date, agree (and upon the delivery to Buyer of the Assignment shall be deemed to have agreed) (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and operation of the Properties, regardless whether the same accrued or otherwise arose before or after the Effective Time, and (b) to indemnify and hold the Seller Group harmless from and against any and all Losses arising out of or otherwise relating to (i) the breach by Buyer of any representation, warranty or covenant herein set forth, (ii) the possession, ownership, use or operation of the Properties, regardless whether the same accrued or otherwise arose before or after the Effective Time (iii) the performance or non-performance of any action or obligation under this Agreement by Buyer or any of its officers, directors, agents, servants, employees, tenants, subtenants, lessees, invitees, or guests, or by any contractor or subcontractor employed by Buyer, or by the agents, servants, employees, invitees or guests of any such tenant, subtenants, lessee, contractor or subcontractor, or (iv) any acts or omissions in, under, upon or around any of the Properties by Buyer or any of its officers, directors, agents, servants, employees, tenants, subtenants, lessees, invitees, or guests, or by any contractor or subcontractor employed by Buyer, or by the agents, servants, employees, invitees or guests of any such tenant, subtenant, lessee, contractor or subcontractor, regardless whether the same occurred or failed to occur before or after the Effective Time. Buyer’s obligations under this Article 18.5 shall apply in every event, regardless of whether Seller or any member of Seller Group is alleged or proven to have been negligent, actively or passively, or to be strictly or absolutely liable, except to the extent that such matters with respect to claims made by any individual or entity are shown by a Final Judgment (“Final Judgment” for purposes of this Article 18.5 shall be a judgment after all appeal periods have run and all filed appeals have been exhausted) to have been caused by the sole negligence or willful misconduct of Seller or any member of the Seller Group. Buyer’s indemnity hereunder shall in no way be limited or restricted by the amounts or types of any insurance required to be provided by Buyer to Seller under this Agreement. In the event the indemnity provided for herein is found in a Final Judgment entered by a court of competent jurisdiction to exceed that permitted by applicable law, such indemnity shall be construed so as to preserve the maximum indemnity permitted thereby.

18.6. Buyer’s Environmental Indemnity; Environmental Release.

Except (a) to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, (b) with respect to any fines or penalties under Environmental Laws relating to any acts or omissions that occurred prior to the Closing Date, and (c) with respect to any obligations or liabilities relating to offsite disposal of hazardous waste prior to the Closing Date, Buyer shall, on the Closing Date, agree (and upon the delivery to Buyer of the Assignment shall be deemed to have agreed) to release, indemnify, defend and hold harmless the Seller Group from and against all Losses (including any civil fines, penalties, expenses, and costs of clean-up or remediation) brought by any and all persons, including Buyer’s and Seller’s employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, tribal, or local government, on account of any Environmental Claims. It is expressly understood and agreed that the terms of this Article 18.6 shall control over any conflicting or contradicting terms or provisions contained in this Agreement, except as to the indemnities, if any, provided under Article 18.4. Notwithstanding anything to the contrary contained herein, the indemnity in this Article 18.6 shall not apply to any Property excluded under any provision hereof; provided, however, such indemnities shall apply for the limited period of time, if any, Buyer has undertaken the operation of a Property and, in which case, Buyer’s indemnity shall be applicable only to Losses arising solely from Buyer’s operations of any such excluded Property during such limited period of operation. Buyer further acknowledges that: (i) it has been advised by Seller that Contamination may be present on some or all of the Properties as the result Seller’s past or current operations or any other past or current operations in, under, upon or about the Properties, and that some Contamination may remain in, under, upon or about some or all of the Properties; and (ii) the Properties have been and continue to be utilized for oil and gas exploration and production activities, and that such activities include the placement and operation of a number of active and inactive oil and gas wells, along with miscellaneous above-ground and underground pipelines (for oil or gas gathering or transportation), storage tanks, sumps and other oil and gas support facilities on the Properties. In full recognition of the foregoing, Buyer agrees that it is the express intent of the Parties that, (a) to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, (b) with respect to any fines or penalties under Environmental Laws relating to any acts or omissions that occurred prior to the Closing Date, and (c) with respect to any obligations or liabilities relating to offsite disposal of hazardous waste prior to the Closing Date: (i) upon the Effective Time, the risk of any Contamination in, under, upon or emanating from the Properties shall shift to Buyer, and (ii) Seller Group shall have no obligation for any Contamination in, under, upon or emanating from any of the Properties, including any remediation thereof. Expressly, but without limiting the generality of the foregoing, and except to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, Seller Group shall have no liability for remediation of any Contamination in, under, upon or emanating from any of the Properties, for changes in any laws, regulations, guidelines or other criteria concerning appropriate levels of cleanup of such Contamination, or for any third-party claims resulting from any such Contamination. Except to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, Buyer hereby releases Seller Group from all claims, liability, damages, demands, costs, expenses, and causes of action of all kinds, arising out of or in connection with the existence, assessment or remediation of Contamination in, under, upon or emanating from, the soils or groundwater of any of the Properties, including any claims for death, bodily injury, illness, or property damage or for any claims for any special, indirect, or consequential damages (including claims for loss of use, rents, anticipated profit or business opportunity, or business interruption, diminution in value, or mental or emotional distress or fear of injury or illness), trespass, nuisance or otherwise, for any response costs it may incur with respect to any of the Properties, under any existing or future federal, state or local law, statute, ordinance, regulation, legal cause of action or theory of any kind, including any claim under CERCLA (42 USC 9601 et seq.), RCRA (42 USC 6901 et seq.) or similar or comparable state, federal, or local laws (individually and collectively, “Released Environmental Claims”). Buyer further recognizes that there is a risk that, subsequent to the date of this Agreement, Buyer will incur Released Environmental Claims or suffer loss, damage or injuries which are in some way caused by the matters which are the subject of this release, and which may be unknown or unanticipated on the date of this Agreement, and, except to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, Buyer assumes all such risk and agrees that this release shall apply to all such unknown or unanticipated Released Environmental Claims, loss, damage or injury, and hereby waives any and all rights under California Civil Code §1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

BUYER INITIALS: _________	SELLER’S INITIALS: _________

The word “Contamination”, as used herein, shall mean any hazardous or toxic material, substance, chemical or waste, contaminant, emission, discharge or pollutant or comparable material listed, identified or regulated pursuant to any federal, state or local law, ordinance or regulation which has as a purpose the protection of health, safety or the environment, including Hydrocarbons and other minerals, petroleum or petroleum products, drilling wastes or any other wastes derived therefrom.

Other than as set forth in Article 4.12, the provisions of this Agreement are not a representation or warranty by Seller that there is no Contamination in, under, upon, around or emanating from any of the Properties. The provisions of this Agreement are not an admission by Seller as to the existence of any Contamination in, under, upon, around or emanating from any of the Properties.

18.7. Application of Indemnity Obligations.

UNLESS AND ONLY TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE RELEASE, INDEMNITY, DEFENSE AND HOLD HARMLESS OBLIGATIONS ASSUMED BY SELLER AND BUYER UNDER THIS ARTICLE 18 SHALL APPLY WHETHER OR NOT THE LOSSES INVOLVED THEREWITH ARE ATTRIBUTABLE TO THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE.

18.8. Buyer’s Plugging Liability.

At Closing, Buyer shall assume (a) all obligations to (i) plug and abandon or remove and dispose of all wells, structures, flow lines, pipelines and other equipment now or hereafter located on the Oil and Gas Properties or the Servitudes, including the Wells and the Gathering System, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties or the Servitudes or used in connection with the Gathering System, and (iii) dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants, or hazardous or toxic materials, substances, chemicals or wastes now or hereafter located on the Oil and Gas Properties or the Servitudes; (b) all other costs, obligations and liabilities that arise under the Oil and Gas Properties, the Servitudes or the Contracts or otherwise relate to the Properties and, in each case, arise from or relate to events occurring or conditions existing on or after the Effective Date or accrue after the Effective Date. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall comply with all applicable laws, regulations and contracts, and shall be conducted in a good and workmanlike manner. Buyer shall indemnify, defend, and hold Seller Group harmless from and against all Losses as a result of Buyer’s failure to comply with the provisions of this Article 18.8.

18.9. Indemnification Procedures.

When a party seeking indemnification under this Agreement (the “Indemnified Party”) receives notice of any action, suit, proceeding, claim, demand or assessment which is likely to give rise to a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party (the “Indemnifying Party”) reasonably describing (to the extent known) the nature of such claim and the basis therefor. If the Indemnified Party fails to give such prompt written notice to the Indemnifying Party, the Indemnified Party shall not forfeit its indemnification claim, but such indemnification claim shall be reduced by the amount of any additional or increased liability, cost or expense (including applicable interest and penalties) caused by the delay in giving notice. If the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall, at its sole cost and expense, assume the complete defense of the action, suit, proceeding, claim, demand or assessment giving rise thereto, with full authority to conduct such defense and to settle or otherwise dispose of the same, except as set forth below. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. The Indemnifying Party and the Indemnified Party will each fully cooperate with the other in the defense of any claim which is likely to give rise to a claim for indemnification hereunder or does present such a claim. The Indemnifying Party will not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement in connection with such defense which does not include a release of the Indemnified Party from all liability in respect thereof or does include any undertaking or agreement which causes the Indemnified Party to perform any act or to refrain from performing any act. The Indemnifying Party will not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement in connection with such defense. If the Indemnifying Party for any reason fails to fulfill any defense obligation hereunder, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any resulting Losses (including court costs and attorneys’ fees) incurred by the Indemnified Party in connection with such defense, shall be conclusively deemed to be the liability of the Indemnifying Party hereunder.

18.10. Intentionally omitted.

18.11. General Release of Seller.

Except to the extent Seller has an indemnification obligation with respect thereto under Article 18.4, Buyer hereby releases Seller Group from all claims, liability, damages, demands, costs, expenses, and causes of action of all kinds, arising out of or in connection with any of the Properties or any acts or omission of Seller or any member of Seller Group in any way related to any of the Properties, including any claims for death, bodily injury, illness, or property damage or for any claims for any special, indirect, or consequential damages (including claims for loss of use, rents, anticipated profit or business opportunity, or business interruption, diminution in value, or mental or emotional distress or fear of injury or illness), trespass, nuisance or otherwise (individually and collectively, “Released Claims”). Buyer further recognizes that there is a risk that, subsequent to the date of this Agreement, Buyer will incur Released Claims or suffer loss, damage or injuries which are in some way caused by the matters which are the subject of this release, and which may be unknown or unanticipated on the date of this Agreement, and Buyer assumes all such risk and agrees that this release shall apply to all such unknown or unanticipated Released Claims, loss, damage or injury, and hereby waives any and all rights under California Civil Code §1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

BUYER INITIALS: _________	SELLER’S INITIALS: _________

18.12. Liability Limitations.

Notwithstanding any other provision of this Agreement to the contrary:

(a) Neither Buyer nor any member of the Buyer Group shall be entitled to assert any right to indemnification, or to otherwise seek any damages or other remedies, under Article 18.4(a), 18.4(b) or 18.4(c) (i) for any individual claim (or group of related claims) that causes Losses to the Buyer Group of less than $100,000 (a “Minimal Loss”) and (ii) until the aggregate amount of the Losses actually suffered by Buyer (excluding Minimal Losses) for claims under Articles 18.4(a), 18.4(b) and 18.4(c) exceeds $1,000,000 and then only to the extent of such excess.

(b) The amount of any Losses for which Seller or Buyer (or any other member of the Seller Group or Buyer Group) is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (i) tax benefit created or generated or (ii) insurance proceeds realized by such party if a claim were properly pursued under the relevant insurance arrangement.

(c) Seller shall not be required to indemnify Buyer or any member of Buyer Group or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate one hundred percent (100%) of the Purchase Price (as adjusted pursuant to this Agreement) paid to Seller.

(d) Neither Buyer nor Seller (nor any other member of Buyer Group or Seller Group) shall be entitled to recover from Seller or Buyer, respectively, for any Losses arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees suffered by such party. Buyer on behalf of the Buyer Group and Seller on behalf of the Seller Group waive any right to recover punitive, special, exemplary or consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement. This Article 18.12(d) shall not limit or otherwise restrict Seller’s right to receive the Performance Deposit as liquidated damages or Buyer’s right to specific performance (as such rights are set forth in this Agreement).

(e) Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of the money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby. Provided, however, that nothing contained in this Article 18.12(e) shall limit Buyer’s right to seek specific performance pursuant to Article 17.2.

(f) Each party entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all Losses after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are identifiable or recoverable under or in connection with this Agreement.

(g) Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation or (ii) any indemnity (a) if such breach, misrepresentation, noncompliance or indemnity rights have been waived by Buyer or (b) if Buyer had knowledge of the relevant facts at or before the Closing.

ARTICLE 19. - ARBITRATION

19.1. Selection of Arbitrators.

If arbitration is expressly required for any particular matter pursuant to this Agreement, such matter (except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm), shall be resolved through mandatory and binding arbitration in accordance with the rules then in effect of the American Arbitration Association (“AAA”) for commercial arbitration, notwithstanding any other choice of forum or venue provision in this Agreement All statutes of limitations or any waivers contained herein that would otherwise be applicable shall apply to any arbitration proceeding under this Article 19. The Parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. The location of the arbitration shall be in Los Angeles County, California. The arbitrator or arbitrators shall be generally skilled in the legal and business aspects of the subject matter at issue. If the Parties so agree, a single arbitrator shall be selected jointly by Buyer and Seller to settle the dispute. If the Parties cannot agree upon the selection of an arbitrator within fifteen (15) days after the receipt by one Party from the other of a notice of arbitration, then each Party shall within fifteen (15) days after the expiration of said fifteen (15) day period select one arbitrator. If either Party fails to appoint an arbitrator within that fifteen (15) days period, the other Party may designate an arbitrator for the Party who failed to make such appointment. The two arbitrators shall select a third arbitrator within fifteen (15) days after their appointment; if the two arbitrators selected by the Parties cannot agree upon a third arbitrator, the third arbitrator shall be appointed by the AAA.

19.2. Determination.

The arbitrator(s) shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render its/their decision within sixty (60) days after appointment of the third arbitrator (or within sixty (60) days after the Parties agree upon a single arbitrator to hear the matter). The arbitrator(s) shall render its/their decision in accordance with the internal laws of the State of California law, regardless of any laws on choice of law or conflicts of laws of any jurisdiction. The arbitrator(s) shall not be entitled to award punitive damages. If within said sixty (60) day period a decision is not timely rendered by the arbitrator(s), new arbitrators may be named and shall act hereunder at the election of Buyer and Seller in like manner as if none has been previously named.

19.3. Decision Binding.

The decision of the arbitrator(s), or the majority thereof, made in writing shall be final, binding and non-appealable upon the Parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. Prior to a decision of the arbitrator(s), the expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the Parties hereto, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees. The decision of the arbitrator(s) shall award attorneys’ fees, costs and expenses to the prevailing party pursuant to Article 20.25 of this Agreement. Judgment upon any arbitration award rendered may be entered in any court having jurisdiction. named.

19.4. Second Closing Properties.

To the extent that the Closing is set to occur and arbitration has not yet been completed with respect to one or more Properties subject to Title Defect Arbitration or Environmental Defect Arbitration, or cure or remediation efforts are continuing with respect to any Cure/Remediation Properties, (collectively, the “Second Closing Properties”), Closing (with respect to all other Properties) shall occur and closing with respect to the Second Closing Properties (the “Second Closing”) shall occur as soon as reasonably practicable after all such arbitrations have been completed and all such cure and remediation efforts have been completed or abandoned (provided, that to the extent any such cure or remediation efforts are abandoned, the Second Closing Properties subject to such abandonment shall be excluded from the Second Closing). The Purchase Price paid at the initial Closing shall be reduced by the Allocated Value of all Second Closing Properties, and at the Second Closing the Purchase Price shall be determined in accordance with this Agreement, with the Allocated Value of the Second Closing Properties being reduced by the values of the Environmental Defects and Title Defects determined by the arbitration(s). The deliveries and procedures for the Second Closing shall be substantially identical, mutatis mutandis, to those for the Closing.

ARTICLE 20. - MISCELLANEOUS

20.1. Amendment.

This Agreement may not be amended except by a written instrument signed by the Party to be charged with such amendment and delivered by such Party to the Party claiming the benefit of such amendment.

20.2. Interpretation; Construction.

References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate, or other entity. As used in this Agreement, the word “or” means “and/or” unless the context expressly indicates otherwise and the word “including” and variations on that word mean “including without limitation” unless the context expressly indicates otherwise. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the Parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof. All references to articles, sections or paragraphs refer to articles, sections or paragraphs of this Agreement unless the context expressly indicates otherwise. The Parties hereby acknowledge and agree that (i) each Party is of equal bargaining strength, (ii) each Party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each Party has consulted with such Party’s own independent counsel and such other professional advisors as such Party has deemed appropriate, relative to any and all matters contemplated under this Agreement, (iv) each Party and such Party’s counsel and advisors have reviewed this Agreement, (v) each Party has agreed to enter into this Agreement following such review and the rendering of such advice, and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, any portions hereof or any amendments hereto.

20.3. Entire Agreement.

This Agreement, including all Exhibits and Schedules attached hereto, constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings, oral or written, relating to such subject matter.

20.4. Survival.

Seller’s representations and warranties contained in this Agreement shall survive for 18 months after the Closing. Seller’s covenants shall survive the Closing. Buyer’s representations, warranties and covenants shall survive the Closing.

20.5. Severability.

It is the intention of the Parties that the provisions of this Agreement shall be enforced to the maximum extent possible. Accordingly, if any of the provisions of this Agreement shall be determined by an arbitration panel or a court of competent jurisdiction to be invalid or unenforceable, such provisions shall be reformed by the arbitration panel or court and enforced to the maximum extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

20.6. Public Announcements.

Without the prior written consent of Seller, which may be granted or withheld at Seller’s sole election and discretion, Buyer shall not make, prior to Closing, any public announcements or statements, make any statements to any trade publications or organizations, make any statements to the press, issue any press releases, or permit or authorize the making or release of any announcements or statements to the public, to any trade publications or organizations, or to the press with respect to this Agreement, the transactions contemplated by this Agreement or the discussions or communications between Seller and Buyer. Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized securities exchange or over the counter securities market, and applicable securities laws.

20.7. Filing and Recording of Assignments.

Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Properties and for all fees and costs connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer’s failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

20.8. Further Assurances and Records.

(a) After the Closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

(b) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Properties and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Properties.

20.9. Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery, by fax, or by registered or certified mail (postage prepaid and return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by it by like notice):

To: Seller	Bentley-Simonson, Inc.

ATTN: Mr. Clifton Simonson
1746-F South Victoria Avenue #382
Ventura, CA 93003
Fax: 805-650-2797

With a copy to:

Mack W. Borgen, Esq.
1656 Spring Street
Medford, OR 97504
Fax: 541-608-8436
AND
Phillip Ashman, Esq.
McQueen & Ashman LLP
19900 MacArthur Blvd., Suite 1150
Irvine, CA 92612
Fax: 949-223-9611

To: Buyer	Plains Exploration & Production Company

Attn: John F. Wombwell
700 Milam Street, Suite 3100
Houston, Texas 77002
Fax: 713-579-6210

With a copy to:

Plains Exploration & Production Company
Attn: Marc A. Hensel
700 Milam Street, Suite 3100
Houston, Texas 77002
Fax: 713-579-6200

and

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attn: James L. Rice, III
Fax: 713-236-0822

All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; four (4) business days after being deposited in the mail, postage prepaid, if delivered by mail; and upon fax receipt of notification of successful transmission, if sent by fax transmission.

20.10. No Guarantee of Operations.

Buyer understands that operation of all or part of the Properties may be subject to operating agreements or other contracts governing the election or appointment of an operator. Seller does not warrant or represent that Buyer will become operator of any of the Properties. Seller will, and will cause its affiliates to, use commercially reasonable efforts to cause Buyer to become operator of all Properties for which Seller or its affiliates are operator.

20.11. Incidental Expenses.

Although Buyer and Seller agree that the contemplated transactions constitute an “occasional sale” for sales tax purposes, Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Properties to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Properties to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

20.12. Antitrust Laws.

If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to this transaction, then each Party shall have the responsibility for filing with the Federal Trade Commission and the Department of Justice their respective notifications and reports and any supplemental information which may be reasonably requested in connection with the HSR Act, which reports and notifications and supplemental information will comply in all material respects with the requirements of the HSR Act.

20.13. Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of and provision hereof shall in no manner affect such Party’s right to enforce the same. No waiver by any Party or any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

20.14. Binding Effect; Assignment.

All the terms, provisions, covenants, obligations indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective successors and assigns. The rights of each Party under this Agreement are personal to that Party and may not be assigned or transferred to any other Party, firm, corporation or other entity, without the prior, express and written consent of the other Party and such consent may be withheld for any reason, including convenience; provided, that Buyer may assign its rights under this Agreement to its affiliate, in which case Buyer would remain primarily responsible for its obligations under this Agreement. Any attempt to assign this Agreement over the objection or without the express written consent of the other Party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee’s performance. In the event Buyer sells or assigns all or a portion of the Properties, this Agreement shall remain in effect between Buyer and Seller as to all the Properties regardless of such assignment.

20.15. Taxes.

(a) In the event the Parties agree that Section 1060 of the Internal Revenue Code of 1986, as amended, requires the filing of IRS Form 8594, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

(b) Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Properties prior to the Effective Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Properties after the Effective Time. Any Party which pays such taxes for the other Party shall be entitled to prompt reimbursement upon evidence of such payment. Each Party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

(c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Properties acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Seller shall immediately advise Buyer as to the nature of the assessment. Buyer shall, within ten (10) days after any such taxes are paid by Seller, reimburse Seller for any such taxes paid by Seller to the taxing authority, or Buyer may require Seller to provide the assessment documentation, and at Buyer’s option Buyer may pay the assessment directly to the taxing authority.

20.16. Audits.

It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time.

20.17. Governing Law.

The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any principles of conflict of laws or choice of law of any jurisdiction. Any dispute arising under or related to this Agreement that is not otherwise expressly required by this Agreement to be resolved pursuant to the binding arbitration provisions of Article 19, shall be resolved in Federal District Court or California Superior Court in Los Angeles County, California and such courts shall have shared exclusive jurisdiction and venue to adjudicate such disputes. The Parties hereby consent to such shared exclusive jurisdiction and venue and waive any objections thereto.

20.18. Time is of Essence.

Time is of the essence with respect to performance of this Agreement.

20.19. Exhibits and Schedules.

All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

20.20. Counterparts; Fax Signatures.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. This Agreement and any other document or instrument relating hereto may be executed by a Party’s signature transmitted by facsimile (“fax”), and copies of this Agreement and any such document or instrument executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All Parties may rely upon faxed signatures as if such signatures were originals. Any Party executing and delivering this Agreement and any such document or instrument by fax shall promptly thereafter deliver a counterpart signature page of this Agreement and the fully executed original or counterpart original of any such document or instrument containing said Party’s original signature. All Parties agree that a faxed signature may be introduced into evidence in any proceeding arising out of or related to this Agreement or any such document or instrument as if it were an original signature.

20.21. Limited Liability.

Buyer on its own behalf and on behalf of its affiliates, employees, representatives, officers, directors, agents, successors and assigns hereby agrees that in no event or circumstance shall any of Seller’s affiliates or any of the employees, representatives, officers, directors, agents, members or shareholders of Seller or any of its affiliates have any personal liability under this Agreement, or to any of Buyer’s creditors, or to any other party in connection with this Agreement. Seller on its own behalf and on behalf of its affiliates, employees, representatives, officers, directors, agents, successors and assigns hereby agrees that in no event or circumstance shall any of Buyer’s affiliates or any of the employees, representatives, officers, directors, agents, members or shareholders of Buyer or any of its affiliates have any personal liability under this Agreement, or to any of Seller’s creditors, or to any other party in connection with this Agreement.

20.22. Consents and Approvals.

In the event that any Party’s consent or approval is required by this Agreement, the Party that is to provide such consent or approval agrees that such consent or approval will not be unreasonably withheld, delayed or conditioned, unless it is expressly provided herein that a Party’s consent or approval is subject to its sole and absolute discretion.

20.23. Cumulative Remedies.

The rights and remedies of the Parties as provided in this Agreement shall be cumulative and not alternative and are in addition to any other rights or remedies available under applicable law or otherwise.

20.24. Mutual Cooperation.

The Parties shall cooperate with one another to accomplish the transactions anticipated in this Agreement. The Parties agree to execute such instruments and documents and to diligently undertake such actions as may reasonably be required in order to complete the transactions contemplated in this Agreement.

20.25. Intentionally Omitted.

20.26. Attorneys’ Fees, Costs and Expenses.

In any action or proceeding brought to enforce any provision of this Agreement (whether or not a lawsuit or arbitration proceeding is instituted), or where any provision hereof is validly asserted as a defense, the prevailing party (as “prevailing party” is defined in Section 1032(a)(4) of the California Code of Civil Procedure, interpreted to apply to arbitrations as well as judicial proceedings) shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedy.

20.27. Maintenance of Net Worth.

For 18 months after the Closing, Seller will maintain a tangible net worth of at least $10,000,000, where “tangible net worth” shall mean the excess of the consolidated total assets of Seller over the consolidated total liabilities of Seller required to be classified as such under United States generally accepted accounting principles (“GAAP”), minus the total book value of all assets of Seller and its consolidated subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing. Upon Buyer’s request, Seller will furnish copies of any unaudited and audited consolidated financial statements of Seller prepared during such 18-month period. .

20.28. Schedules and Exhibits.

From the date of this Agreement until the Closing, the Parties will work together in good faith to revise any Schedules or Exhibits to this Agreement to accurately reflect the agreements and understandings between the Parties.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:		BUYER:

BENTLEY-SIMONSON, INC., a Nevada corporation		PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation

By:	/s/ Theodore C. Bentley	By:	/s/ Marc A. Hensel
Print Name:	Theodore C. Bentley	Print Name:	Marc A. Hensel
Title:	Chief Financial Officer	Title:	Vice President

SIGNATURE PAGE

INDEX OF DEFINED TERMS

“AAA” is defined in Article 19.1

“AGREEMENT” is defined in Article 1

“ALLOCATED VALUE” is defined in Article 8.1(a)

“ASSIGNMENT” is defined in Article 14.2(a)

“BUYER” is defined in first paragraph of the Agreement

“BUYER’S CREDITS” is defined in Article 3.3(b)

“BUYER GROUP” is defined in Article 18.1(d)

“CASUALTY LOSS” is defined in Article 1

“CASUALTY LOSS AMOUNT” is defined in Article 1

“CERCLA” is defined in Article 10.6

“CLOSING” is defined in Article 14.1

“CLOSING DATE” is defined in Article 14.1

“CNIA” is defined in Article 6.3

“CODE” is defined in Article 4.5

“CONTAMINATION” is defined in Article 18.6

“CONTRACTS” is defined in Article 1

“COMMERCE” is defined in 2.2(b)

“CRIMSON” is defined in Article 15.1

“CURE/REMEDIATION PROPERTY” is defined in Article 10.3

“DATE OF THIS AGREEMENT” is defined in Article 1

“DEFECT VALUE” is defined in Article 8.2

“EFFECTIVE TIME” is defined in Article 2.1

“ENVIRONMENTAL CLAIMS” is defined in Article 18.1(b)

“ENVIRONMENTAL DEFECT” is defined in Article 10.3

INDEX - 1

“ENVIRONMENTAL DEFECT ARBITRATION” is defined in Article 10.3

“ENVIRONMENTAL DEFECT NOTICE” is defined in Article 10.3

“ENVIRONMENTAL DEFECT REMOVAL” is defined in Article 10.3

“ENVIRONMENTAL LAWS” is defined in Article 10.6

“ENVIRONMENTAL NOTICE DEADLINE is defined in Article 10.3

“ESCROW AGENT” is defined in Article 3.2

“EXAMINATION PERIOD” is defined in Article 10.1

“EXCLUDED ASSETS” is defined in Article 2.2

“FINAL JUDGMENT” is defined in Article 18.5

“FINAL SETTLEMENT STATEMENT” is defined in Article 3.3

“GAAP” is defined in Article 20.27

“GATHERING SYSTEMS” is defined in Article 2.1(f)(ii)

“HSR ACT” is defined in Article 20.12

“HYDROCARBONS” is defined in Article 1

“INDEMNIFIED PARTY” is defined in Article 18.9

“INDEMNIFYING PARTY” is defined in Article 18.9

“INVENTORY HYDROCARBONS” is defined in Article 1

“JEFFERSON POOL” is defined in Article 18.3

“LAND” is defined in Article 2.1(a)

“LEASES” is defined in Article 1

“LOSSES” is defined in Article 18.1(a)

“MARKETABLE TITLE” is defined in Article 8.1(b)

“MINIMAL DEFECT” is defined in Article 1

“MINIMAL LOSS” is defined in Article 18.12

“NET REVENUE INTEREST” and “NRI” is defined in Article 8.1(e)(xiv)(c)

INDEX - 2

“NORM” is defined in Article 7.5

“NOTIFICATION DEADLINE” is defined in Article 8.2

“OIL AND GAS PROPERTIES” is defined in Article1

“OSHA” is defined in Article 10.6

“PARTY” and “PARTIES” is defined in the second paragraph of this Agreement

“PERFORMANCE DEPOSIT” is defined in Article 3.2

“PERMITTED ENCUMBRANCES” is defined in Article 8.1(e)

“PHASE II REMOVAL” is defined in Article 10.2

“PROPERTY” and “PROPERTIES” is defined in Article 2.1

“PURCHASE PRICE” is defined in Article 3.1

“RCRA” is defined in Article 10.6

“RECORDS” is defined in Article 15.4

“RELEASED CLAIMS” is defined in Article 18.11

“RELEASED ENVIRONMENTAL CLAIMS” is defined in Article 18.6

“SARA” is defined in Article 10.6

“SECOND CLOSING” is defined in Article 19.4

“SECOND CLOSING PROPERTIES” is defined in Article 19.4

“SELLER” is defined in the first paragraph of this Agreement

“SELLER’S CREDITS” is defined in Article 3.3(a)

“SELLER GROUP” is defined in Article 18.1(c)

“SELLER’S KNOWLEDGE” is defined in Article 4.20

“SERVITUDES” is defined in Article 2.1(f)(i)

“TITLE DEFECT” is defined in Article 8.1(c)

“TITLE DEFECT ARBITRATION” is defined in Article 8.3(b)

“TITLE DEFECT NOTICE” is defined in Article 8.2

INDEX - 3

“TITLE DEFECT PROPERTY” is defined in Article 8.1(d)

“TITLE DEFECT REMOVAL” is defined in Article 8.3(b)

“WELL” and “WELLS” is defined in Article 1

“WORKING INTEREST” and “WI” is defined in Article 8.1(e)(xiv)(d)

INDEX - 4